UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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ALEXANDRIA REAL ESTATE EQUITIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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385 EAST COLORADO BOULEVARD SUITE 299 PASADENA, CA 91101 TEL: 626-578-0777 FAX: 626-578-0770

April 27, 2012

Dear Stockholder:

        You are invited to attend the 2012 Annual Meeting of Stockholders of Alexandria Real Estate Equities, Inc. to be held on Monday, May 21, 2012, at The Langham Huntington Hotel, 1401 South Oak Knoll Avenue, Pasadena, California 91106, at 11:00 a.m., Pacific Daylight Time.

        At this year’s meeting you will be asked to elect seven directors, consider and vote upon the ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accountants for our fiscal year ending December 31, 2012, and consider and vote upon, on a non-binding, advisory basis, a resolution to approve the compensation of our named executive officers. The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe these matters. We urge you to read this information carefully.

        Your Board of Directors unanimously believes that election of its nominees as directors, ratification of the Audit Committee’s selection of our independent registered public accountants, and approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers are in the best interests of the Company and, accordingly, recommends a vote FOR election of the nominees as directors, FOR the ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accountants, and FOR the approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers.

        In addition to the formal business to be transacted at the meeting, management will report on the progress of our business and respond to comments and questions of general interest to stockholders.

        We sincerely hope that you will be able to attend and participate in the meeting. Whether or not you plan to come to the meeting, however, it is important that your shares be represented and voted. You may authorize a proxy to vote your shares by completing the accompanying proxy card or by giving your proxy authorization via telephone or the Internet. Please read the instructions on the accompanying proxy card for details on giving your proxy authorization via telephone or the Internet.

        BY COMPLETING AND RETURNING THE ACCOMPANYING PROXY CARD OR BY AUTHORIZING A PROXY VIA TELEPHONE OR THE INTERNET, YOU AUTHORIZE MANAGEMENT TO REPRESENT YOU AND VOTE YOUR SHARES ACCORDING TO YOUR INSTRUCTIONS. SUBMITTING YOUR PROXY NOW WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE ANNUAL MEETING, BUT WILL ASSURE THAT YOUR VOTE IS COUNTED IF YOUR PLANS CHANGE AND YOU ARE UNABLE TO ATTEND.

Sincerely,

Joel S. Marcus, Chairman of the Board and Chief Executive Officer

ALEXANDRIA REAL ESTATE EQUITIES, INC.
385 East Colorado Boulevard, Suite 299
Pasadena, California 91101

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on Monday, May 21, 2012

To the Stockholders of Alexandria Real Estate Equities, Inc.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Alexandria Real Estate Equities, Inc., a Maryland corporation (the “Company”), will be held on Monday, May 21, 2012, at The Langham Huntington Hotel, 1401 South Oak Knoll Avenue, Pasadena, California 91106, at 11:00 a.m., Pacific Daylight Time. At the annual meeting, stockholders will be asked:

  1.
  To elect seven directors to serve until the Company’s next annual meeting of stockholders and until their successors are duly elected and qualify.

  2.
  To consider and vote upon the ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accountants for the fiscal year ending December 31, 2012.

  3.
  To consider and vote upon, on a non-binding, advisory basis, a resolution to approve the compensation of the Company’s named executive officers.

  4.
  To transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

        The Board of Directors of the Company has fixed the close of business on April 9, 2012, as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and any postponement or adjournment thereof.

        All stockholders are cordially invited to attend the annual meeting in person. Stockholders of record as of the close of business on April 9, 2012, the record date, will be admitted to the annual meeting upon presentation of satisfactory identification. Stockholders who own shares of the Company’s common stock beneficially through a bank, broker, or other nominee will be admitted to the annual meeting upon presentation of satisfactory identification and proof of ownership or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership.

        WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE RETURN YOUR PROXY (BY COMPLETING AND RETURNING THE ACCOMPANYING PROXY CARD OR BY AUTHORIZING A PROXY VIA TELEPHONE OR THE INTERNET) AS PROMPTLY AS POSSIBLE TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. IF YOU OWN SHARES OF THE COMPANY’S COMMON STOCK BENEFICIALLY AND WANT TO VOTE IN PERSON AT THE ANNUAL MEETING, YOU SHOULD CONTACT YOUR BROKER OR APPROPRIATE AGENT TO OBTAIN A LEGAL PROXY AND BRING IT TO THE ANNUAL MEETING IN ORDER TO VOTE.

By Order of the Board of Directors

Jennifer J. Pappas Secretary

Pasadena, California
April 27, 2012

ALEXANDRIA REAL ESTATE EQUITIES, INC.
385 East Colorado Boulevard, Suite 299
Pasadena, California 91101

ALEXANDRIA REAL ESTATE EQUITIES, INC.
385 East Colorado Boulevard, Suite 299
Pasadena, California 91101

2012 PROXY STATEMENT SUMMARY

        This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. This Proxy Statement and the enclosed form of proxy are first being mailed to stockholders of Alexandria Real Estate Equities, Inc. (the “Company,” “we,” “our,” or “us”) on or about April 27, 2012.

2011 Business Highlights (Page 24)

        For the year ended December 31, 2011, the following strategic, operational, and financial milestones were achieved:

Balance Sheet Strength and Credit Profile

  •
  The Company received investment grade ratings from Moody’s and Standard and Poor’s;

  •
  The Company improved its leverage ratio, fixed charge coverage ratio, unencumbered net operating income as a percentage of total net operating income, and liquidity;

  •
  The Company raised approximately $2.9 billion in debt capital and $452 million of equity capital;

  •
  The Company substantially extended its debt maturity profile;

  •
  The Company maintained a high percentage of investment grade tenants, 45% based on annualized base rent; and

  •
  The Company increased its quarterly common stock dividend from the third quarter of 2010 to the fourth quarter of 2011 by approximately 40% and achieved a funds from operations payout ratio of 42% for 2011, allowing the Company to retain a significant amount of cash flows from operations for reinvestment.

Core Operating Metrics

  •
  The Company generated a total return of 527% from its initial public offering on May 28, 1997, to December 31, 2011, assuming reinvestment of all dividends;

  •
  The Company increased total revenues by $87.7 million, or 18%; net operating income by $51.2 million, or 14%; and funds from operations—diluted by $79 million, or 44%;

  •
  The Company increased its rentable square feet to 15.3 million, up 12%;

  •
  The Company executed leases covering 3.4 million square feet, its largest one-year total ever, including approximately one million rentable square feet related to development and redevelopment projects;

  •
  The Company maintained a solid occupancy rate of 94.9% as of December 31, 2011, and an average occupancy rate since December 31, 1998, of 95.2%;

  •
  The Company has experienced same-property growth in net operating income for 54 consecutive quarters;

  •
  The Company has experienced generally accepted accounting principles (“GAAP”) rental rate increases on renewed and re-leased space for 13 consecutive years;

  •
  The Company extended the average remaining lease term of its top 20 tenants to approximately eight years; and

  •
  The Company achieved solid operating margins of 71%.

Value Added Opportunities and External Growth

  •
  The Company completed over $300 million in acquisitions of laboratory office properties located in its key urban sub-markets;

  •
  The Company completed over 350,000 rentable square feet of key development and redevelopment projects;

  •
  The Company initiated approximately 330,000 rentable square feet of new ground-up development projects, 100% pre-leased to creditworthy life science tenants; and

  •
  The Company was awarded LEED Platinum certification for one property and LEED Gold certifications for four properties.

Performance since our Initial Public Offering in May 1997

        The performance graph below compares the cumulative total return on our common stock from our initial public offering in May 1997 to December 31, 2011, to the cumulative total return of the All Equity REIT Index prepared by the FTSE and NAREIT (“FTSE NAREIT All Equity REIT Index”), the Equity Office Index prepared by the FTSE and NAREIT (“FTSE NAREIT Equity Office Index”), the US REIT Office Index prepared by SNL Financial LC (“SNL US REIT Office Index”), the Russell 2000 Index, and the S&P 500 Index. The graph assumes that $100 was invested on May 28, 1997, in our common stock, the FTSE NAREIT All Equity REIT Index, the FTSE NAREIT Equity Office Index, the SNL US REIT Office Index, the Russell 2000 Index, and the S&P 500 Index, and that all dividends were reinvested. The returns shown on the graph are not necessarily indicative of future performance.

	May 28,	December 31,
	1997	1999	2001	2003	2005	2007	2009	2011
Alexandria Real Estate Equities, Inc.	$100.00	$183.39	$258.34	$403.13	$604.29	$811.14	$556.65	$626.76
FTSE NAREIT All Equity REIT Index	$100.00	$90.94	$130.92	$186.40	$275.09	$313.24	$249.66	$345.90
FTSE NAREIT Equity Office Index	$100.00	$115.19	$166.40	$208.96	$291.38	$342.92	$273.93	$321.89
SNL US REIT Office Index	$100.00	$108.00	$154.26	$197.24	$271.14	$309.90	$241.53	$290.31
Russell 2000 Index	$100.00	$138.33	$137.49	$160.99	$199.17	$232.06	$195.40	$237.53
S&P 500 Index	$100.00	$179.57	$143.82	$144.17	$167.71	$204.87	$163.23	$191.78

Source : SNL Financial LC, Charlottesville, VA -- © 2012 -- www.snl.com

        To the extent permitted under the Securities Exchange Act of 1934, as amended, the performance graph above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission (the “SEC”), nor shall the information in the graphs be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates the graphs by reference into a filing.

Executive Compensation Summary (Page 19)

  •
  The compensation of our Chief Executive Officer, Joel S. Marcus, and our three other Named Executive Officers (“NEOs”) is set by our Board of Directors’s strong, seasoned, and highly experienced Compensation Committee of the Board of Directors, based on a performance-oriented philosophy and utilizing a methodical pay-for-performance approach.

  •
  We are a unique, niche-focused company. We are the largest real estate investment trust (“REIT”) focused principally on the ownership and operation of life science laboratory space and science-driven cluster development and are the leading provider of high-quality, environmentally sustainable real estate, technical infrastructure and services to the broad and diverse life science industry. Our tenants include research institutions, multinational pharmaceutical companies, biotechnology companies, non-profit entities, government research groups, medical device companies, clean technology companies, research tools and service companies, and venture capitalists. Leading the Company requires a unique set of talents, skills, expertise and experience not required by many of our peers, and that would be extremely difficult to replicate and/or replace as, for example, our leadership team is required to have expertise not just in the real estate industry but also in the life science industry. We are the only REIT to employ a team of scientists to provide in-depth research and commentary on the life science industry and provide credit underwriting for our tenants.

  •
  Mr. Marcus has been our Chief Executive Officer since our initial public offering in May 1997 and is the only REIT Chief Executive Officer who has experience in life science real estate prior to his becoming our Chief Executive Officer. Since that time, over the period of 28 years, in private law practice and Chief Executive Officer of the Company, Mr. Marcus has developed and deployed unique skills, expertise, and experience that have enabled the Company to become the leader in the life sciences real estate industry. His leadership has been critical to our success since our initial public offering. Among our peer group, he is the Chief Executive Officer with the second longest tenure and was also instrumental in the formation, financing, and operations of the Company prior to our initial public offering.

  •
  The Company’s performance has been outstanding in both stockholder return and other important performance measures, including an approximate 527% stockholder return since the Company’s initial public offering, positive GAAP year-over-year lease rolls for 13 consecutive years, positive GAAP same-property growth in net operating income, and consistently high operating margins.

  •
  In May 2011, holders of a significant majority of outstanding shares voted to approve our executive compensation in our say-on-pay vote. Following this positive vote, Mr. Marcus and the Company, acting through the Compensation Committee, began reaching out to stockholders to solicit input regarding the Company’s executive compensation and to study potential changes to the Company’s compensation program. This outreach lasted into 2012. As a result, Mr. Marcus and the Company have agreed to several very significant changes to his employment arrangements, resulting in an Amended and Restated Employment Agreement, executed in April 2012, that further aligns his compensation with performance and best practices.

  •
  The new employment agreement with Mr. Marcus eliminates significant benefits he was otherwise entitled to contractually, including tax gross-ups on future awards of stock and future vesting of restricted stock, automatic renewals, and guaranteed bonuses, among others. It includes a new formulaic cash bonus program and a formulaic two-pronged long-term incentive program that incorporates both performance and time-based awards, as well as other modifications described in detail under “Our Responses to the 2011 Say-on-Pay Vote.”

  •
  The Compensation Committee set Mr. Marcus’s compensation for 2011 in order to reward his and the Company’s consistently strong performance and to encourage him to remain with the Company and continue his outstanding performance which he has sustained over the 15 years since the Company’s initial public offering.

  •
  Mr. Marcus’s compensation package for 2011 is heavily weighted toward at-risk elements, which accounted for approximately 69.1% of his total compensation in 2011.

  •
  The Company performed very solidly in 2011. The Company achieved an investment grade credit rating, experienced its largest leasing year ever, and saw a significant year-over-year increase in such key metrics as total revenue, net operating income, and funds from operations. In light of these and other factors, including those noted above, the Compensation Committee unanimously concluded that the level of NEO compensation for 2011 is fair, reasonable, and in the best interests of the Company and its stockholders.

 2012 Annual Meeting of Stockholders

Attending the Meeting
Date and Time	Monday, May 21, 2012 11:00 a.m., Pacific Daylight Time
Location	The Langham Huntington Hotel 1401 South Oak Knoll Avenue Pasadena, California 91106
Voting
Only holders of the Company’s common stock of record as of the close of business on April 9, 2012, the record date for stockholders entitled to notice of and to vote at the annual meeting, will be entitled to notice of and to vote at the annual meeting. Each share of common stock entitles its holder to one vote.

Voting Procedures for Beneficial Owners
Vote on the Internet	Access “www.proxyvote.com” and follow the on-screen instructions. Vote online until 11:59 p.m., Eastern Daylight Time, on May 20, 2012.
Vote by Telephone	Call toll-free 1-800-454-8683 in the United States from any touch-tone telephone and follow the instructions. Vote by telephone until 11:59 p.m., Eastern Daylight Time, on May 20, 2012.
Vote by Mail	Sign, date, and mail your voting instructions in the envelope provided as soon as possible.
Vote in Person
Beneficial stockholders who own shares of the Company’s common stock through a bank, broker, or other nominee will be admitted upon presentation of satisfactory identification and proof of ownership or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership.

Voting Procedures for Registered Stockholders
Vote on the Internet	Access “www.voteproxy.com” and follow the on-screen instructions. Vote online until 11:59 p.m., Eastern Daylight Time, on May 20, 2012.
Vote by Telephone
Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Vote by telephone until 11:59 p.m., Eastern Daylight Time, on May 20, 2012.
Vote by Mail	Sign, date, and mail your proxy card in the envelope provided as soon as possible.
Vote in Person	Vote your shares in person by attending the annual meeting.

 Proposals Requiring Stockholder Votes

Proposal Number One—Election of Directors (Page 8)

        Stockholders will be asked to elect seven directors, who will constitute the full board of directors of the Company (the “Board of Directors”). Each elected director will hold office until the next annual meeting of stockholders and until the director’s successor is duly elected and qualifies. An affirmative vote of a majority of the total votes cast “for” or withheld as to a nominee for director is required for the election of the nominee as a director. The Board of Directors unanimously recommends a vote FOR each of the named nominees.

        The following table provides summary information about our seven nominees for director, each of whom currently serves on our Board of Directors.

Name	Age	Director Since	Independence Status (1)	Occupation	Committee Memberships	Other Public Company Boards

Joel S. Marcus	64	1994	No (Employed by the Company)	Chairman of the Board, Chief Executive Officer, and President of the Company	—	PennyMac Mortgage Investment Trust

Richard B. Jennings	68	1998	Yes	President of Realty Capital International LLC	Audit Nominating & Governance Compensation (Chair)	National Retail Properties, Inc.

John L. Atkins, III	68	2007	Yes	Chairman and Chief Executive Officer of O’Brien/Atkins Associates, PA	Nominating & Governance	—

Maria C. Freire	58	2012	Yes	President of The Albert and Mary Lasker Foundation	Nominating & Governance	—

Richard H. Klein	56	2003	Yes	Independent Business Consultant	Audit (Chair) Nominating & Governance Compensation	—

James H. Richardson	52	1999	No (Consultant to the Company; Former President of the Company)	Senior Management Consultant to the Company	—	—

Martin A. Simonetti	54	2005	Yes	President, Chief Executive Officer, and Director of VLST Corporation	Audit Nominating & Governance	—

(1)
Independence is determined in accordance with the applicable New York Stock Exchange listing standards.

Proposal Number Two—Ratification of Appointment of Independent Registered Public Accountants (Page 51)

        The Audit Committee has appointed Ernst & Young LLP to be the Company’s independent registered public accountants for the year ending December 31, 2012. Stockholders will be asked to consider and vote upon the ratification of the appointment of Ernst & Young LLP. The Board of Directors unanimously recommends a vote FOR Proposal Number Two.

Proposal Number Three—Non-binding, Advisory Vote on Executive Compensation (Page 52)

        Stockholders will be asked to consider and vote upon, on a non-binding, advisory basis, the following resolution to approve the compensation of the Company’s named executive officers as disclosed in this Proxy Statement:

  “RESOLVED, that the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED by the stockholders of the Company.”

        The affirmative vote of a majority of the votes cast on the matter will be required to adopt this resolution. The Board of Directors unanimously recommends a vote FOR Proposal Number 3.

ALEXANDRIA REAL ESTATE EQUITIES, INC.
385 East Colorado Boulevard, Suite 299
Pasadena, California 91101

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
to be held on
Monday, May 21, 2012

General

        This Proxy Statement is provided to the stockholders of Alexandria Real Estate Equities, Inc., a Maryland corporation (the “Company,” “we,” “our,” or “us”), to solicit proxies, in the form enclosed, for exercise at the Annual Meeting of Stockholders of the Company to be held on Friday, May 21, 2012, at The Langham Huntington Hotel, 1401 South Oak Knoll Avenue, Pasadena, California 91106, at 11:00 a.m. Pacific Daylight Time, and any postponement or adjournment thereof. The Board of Directors of the Company (the “Board of Directors”) knows of no matters to come before the annual meeting other than those described in this Proxy Statement. This Proxy Statement and the enclosed form of proxy are first being mailed to stockholders on or about April 27, 2012.

        At the annual meeting, stockholders will be asked:

  1.
  To elect seven directors to serve until the Company’s next annual meeting of stockholders and until their successors are duly elected and qualify.

  2.
  To consider and vote upon the ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accountants for the fiscal year ending December 31, 2012.

  3.
  To consider and vote upon, on a non-binding, advisory basis, a resolution to approve the compensation of the Company’s named executive officers.

  4.
  To transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

Solicitation

        This solicitation is made by mail by the Board of Directors. The Company will pay for the costs of the solicitation. Further solicitation of proxies may be made, including by mail, telephone, fax, in person or other means, by the directors, officers or employees of the Company or its affiliates, none of whom will receive additional compensation for such solicitation. In addition, the Company has engaged MacKenzie Partners, Inc., a firm specializing in proxy solicitation, to solicit proxies, and assist in the distribution and collection of proxy materials for an estimated fee of approximately $12,500. The Company will reimburse banks, brokerage firms and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to their customers or principals who are the beneficial owners of shares of the Company’s common stock, par value $.01 per share (the “Common Stock”).

Voting Procedures

        Only holders of Common Stock of record as of the close of business on April 9, 2012, the record date for stockholders entitled to notice of and to vote at the annual meeting, will be entitled to notice of and to vote at the annual meeting. A total of 62,035,640 shares of Common Stock were issued and outstanding as of the record date. Each share of Common Stock entitles its holder to one vote. Cumulative voting of shares of Common Stock is not permitted.

        The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the annual meeting will be necessary to constitute a quorum to transact business at the meeting. Stockholders who instruct their proxy to “abstain” on a matter will be treated as present for purposes of determining the existence of a quorum. At the annual meeting, a nominee will be elected as a director only if such nominee receives the affirmative vote of a majority of the total votes cast “for” or withheld as to such nominee, and the affirmative vote of a majority of the votes cast will be required to ratify the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accountants and adopt a resolution to approve the compensation of our named executive officers. Abstentions and broker non-votes (proxies that are uninstructed on one or more proposals and are submitted by banks, brokers, or other nominees who lack discretionary authority to vote on a proposal, under applicable securities exchange rules, absent instructions from the beneficial owner of shares of stock) will have no effect on the election of directors, the ratification of the appointment of Ernst & Young LLP, or the non-binding advisory stockholder vote on the compensation of our named executive officers.

        Shares represented by properly executed proxies in the form enclosed, or authorized by telephone or the Internet in accordance with instructions on such form, that are timely received by the Secretary of the Company and not revoked will be voted as specified on the proxy. If no specification is made on a properly authorized and returned proxy, the shares represented thereby will be voted FOR the election of each of the seven nominees for director named in this Proxy Statement, FOR ratification of the appointment of Ernst & Young LLP to serve as the independent registered public accountants of the Company, and FOR approval of the compensation of the Company’s named executive officers. If any other matters properly come before the annual meeting, the enclosed proxy confers discretionary authority on the persons named as proxies to vote the shares represented by the proxy in their discretion. In order to be voted, each proxy must be filed with the Secretary of the Company prior to exercise.

        If you hold your shares of Common Stock in “street name” (that is, through a broker or other nominee), your broker or nominee will not vote your shares unless you provide instructions to your broker or nominee on how to vote your shares. You should instruct your broker or nominee how to vote your shares by following the directions provided by your broker or nominee.

Revocability of Proxies

        Stockholders may revoke a proxy at any time before the proxy is exercised. Stockholders of record may revoke a proxy by filing a notice of revocation of the proxy with the Secretary of the Company, by filing a later-dated proxy with the Secretary of the Company, by authorizing a later proxy by telephone or the Internet in accordance with the instructions on the enclosed form, or by voting in person at the annual meeting. Stockholders who own shares of Common Stock beneficially through a bank, broker, or other nominee should follow the instructions provided by their bank, broker, or other nominee to change their voting instructions.

PROPOSAL NUMBER ONE—ELECTION OF DIRECTORS

        Stockholders will be asked at the annual meeting to elect seven directors, who will constitute the full Board of Directors. Each elected director will hold office until the next annual meeting of stockholders and until the director’s successor is duly elected and qualifies. If any nominee becomes unavailable to serve for any reason, an event the Board of Directors does not anticipate, proxies will be voted for the election of the person, if any, designated by the Board of Directors to replace the unavailable nominee.

        Stockholders may withhold authority to vote their shares for either (i) the entire slate of nominated directors by checking the box marked WITHHOLD AUTHORITY FOR ALL NOMINEES on the proxy card, or (ii) any one or more of the individual nominees, by following the instructions on the proxy card.

        The following seven persons have been nominated by the Board of Directors for election to the Board of Directors: Joel S. Marcus, Richard B. Jennings, John L. Atkins, III, Maria C. Freire, Richard H. Klein, James H. Richardson, and Martin A. Simonetti. All of the nominees are incumbent directors. Additional information about these nominees is provided in the table and biographical information that follow.

Required Vote and Board of Directors Recommendation

        An affirmative vote of a majority of the total votes cast “for” or withheld as to a nominee for director at the annual meeting is required for the election of the nominee as a director.

  The Board of Directors unanimously recommends a vote FOR each of the named nominees.

 BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

        The following sets forth certain information concerning the Board of Directors and executive officers of the Company. In addition to the information presented below regarding each nominee’s specific experience, expertise, qualifications, attributes, and skills that led the Company’s Board of Directors to the conclusion that he or she should serve as a director, the Company also believes that all of its director nominees have reputations for integrity, honesty, and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and its Board of Directors.

Name	Age	Position
Joel S. Marcus	64	Chairman of the Board, Chief Executive Officer, and President
Dean A. Shigenaga	45	Chief Financial Officer, Senior Vice President, and Treasurer
Stephen A. Richardson	51	Chief Operating Officer and Regional Market Director—San Francisco
Peter M. Moglia	45	Chief Investment Officer
Richard B. Jennings	68	Lead Director
John L. Atkins, III	68	Director
Maria C. Freire	58	Director
Richard H. Klein	56	Director
James H. Richardson	52	Director
Martin A. Simonetti	54	Director
Alan G. Walton	75	Director

        Joel S. Marcus has served as Chairman of the Board of Directors since May 2007, Chief Executive Officer since March 1997, President since February 2009, and a director since the Company’s inception in 1994. Mr. Marcus was previously Vice Chairman and Chief Operating Officer from the inception of the Company to his appointment as Chief Executive Officer. He was Secretary from inception to April 1997. From 1986 to 1994, Mr. Marcus was a partner at the law firm of Brobeck, Phleger & Harrison LLP (including a predecessor firm), specializing in life science real estate and focusing on corporate finance and capital markets, venture capital, and mergers and acquisitions. From 1984 to 1994, Mr. Marcus also served as General Counsel and Secretary of Kirin-Amgen, Inc., a joint venture which financed the development of, and owned patents to, two multi-billion dollar genetically-engineered biopharmaceutical products. Mr. Marcus was formerly a practicing certified public accountant and tax manager with Arthur Young & Co. specializing in the financing and taxation of real estate and real estate investment trusts (“REITs”). He received his undergraduate and Juris Doctor degrees from the University of California at Los Angeles. He is a member of the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). Mr. Marcus also serves on the board of trustees of PennyMac Mortgage Investment Trust, a publicly traded mortgage REIT, and is a nominee to the board of directors of the Foundation for the National Institutes of Health. Mr. Marcus received the Ernst & Young 1999 Entrepreneur of the Year Award (Los Angeles—Real Estate).

        Mr. Marcus’s qualifications to serve on the Company’s Board of Directors include his over 37 years of experience in the real estate and life sciences industries, including his 14 years of operating experience as the Company’s Chief Executive Officer, 17 years of experience as a director of the Company, and four years of experience prior to the Company’s initial public offering as the Company’s Chief Operating Officer. He was also Vice Chairman of the Company’s Board of Directors from the Company’s inception until his appointment as Chairman of the Board of Directors.

        Dean A. Shigenaga has served as Treasurer since March 2008, Senior Vice President since April 2007, Chief Financial Officer since December 2004, Vice President and Acting Chief Financial Officer from August 2004 to December 2004, Vice President from July 2002 to August 2004, and Assistant Vice President from December 2000 to July 2002. Prior to joining the Company, Mr. Shigenaga was an Assurance and Advisory Business Services Manager in Ernst & Young LLP’s Real Estate Practice. In his role at Ernst & Young LLP, from 1993 through 2000, Mr. Shigenaga provided assurance and advisory services to several publicly traded real estate investment trusts, over a dozen private real estate companies and many other public and private companies. In addition to providing audit and attestation services, Mr. Shigenaga assisted clients with services related to initial public offerings, follow-on offerings, debt offerings, and technical research. Mr. Shigenaga is a certified public accountant and a member of the American Institute of Certified Public Accountants. Mr. Shigenaga received his Bachelor of Science degree in Accounting from the University of Southern California.

        Stephen A. Richardson has served as Chief Operating Officer and Regional Market Director—San Francisco since October 2011. Mr. Richardson previously served as the Company’s Executive Vice President/Regional Market Director—San Francisco Bay from January 2011 to October 2011 and Senior Vice President/Regional Market Director—San Francisco Bay from July 2005 to January 2011, where he was responsible for the management of the Company’s San Francisco Bay region asset base and operations. From February 2000 to January 2011, Mr. Richardson served the Company as a Vice President. Prior to joining the Company, Mr. Richardson served as a Director of CellNet Data Systems from 1993 to 2000, where he was responsible for negotiating large-scale technology transactions and aggregating a national footprint of wireless spectrum. From 1983 to 1993, Mr. Richardson served as a Director of Marketing and Leasing of Paragon Group, a national real estate development company and as real estate broker with Schneider Commercial Real Estate, serving the greater Silicon Valley market. Mr. Richardson is a member of the board of directors of BayBio, a non-profit trade association serving the life science industry in Northern California, a member of the California Healthcare Institute, a public policy research and advocacy organization for California’s biomedical industry, and a member of the Bay Area Council, a business-sponsored, public policy advocacy organization for the nine-county San Francisco Bay Area. Mr. Richardson received his Master of Business Administration degree from Santa Clara University and his Bachelor of Arts degree in Economics and Literature from Claremont McKenna College.

        Peter M. Moglia has served as Chief Investment Officer since January 2009 and has been with the Company serving in a number of capacities since April 1998. From April 2003 through 2008, Mr. Moglia was responsible for the management of the Company’s Seattle asset base and operations. From 1998 to 2003, Mr. Moglia’s responsibilities were focused on underwriting, acquisitions, and due diligence activities. Prior to joining the Company, Mr. Moglia served as an Analyst for Lennar Partners, Inc., a diversified real estate company, where his responsibilities included underwriting and structuring direct and joint venture real estate investments. Mr. Moglia began his real estate career in the Management Advisory Services group within the E&Y Kenneth Leventhal Real Estate Group, Ernst & Young, LLP where he spent six years providing valuation, feasibility, financial modeling, and other analytical services to a number of real estate developers, financial institutions, pension funds, and government agencies. Mr. Moglia received his Bachelor of Arts degree in Economics from the University of California at Los Angeles.

        Richard B. Jennings has served as Lead Director since May 2007 and a director since May 1998. Mr. Jennings is President of Realty Capital International LLC, a real estate investment banking firm that he founded in 1999, whose predecessor was Realty Capital International Inc., a firm that he founded in 1991. From 1990 to 1991, Mr. Jennings served as Senior Vice President of Landauer Real Estate Counselors, and from 1986 to 1989, Mr. Jennings served as Managing Director, Real Estate Finance at Drexel Burnham Lambert. From 1969 to 1986, Mr. Jennings oversaw the REIT investment banking business at Goldman, Sachs & Co. During his tenure at Goldman, Sachs & Co., Mr. Jennings founded and managed the Mortgage Finance Group from 1979 to 1986. Mr. Jennings serves as a director of National Retail Properties, Inc. He also served as a director of Cogdell Spencer, Inc. from 2005 to 2012. Mr. Jennings is a New York real estate broker. He has a Bachelor of Arts degree in Economics, Phi Beta Kappa and magna cum laude, from Yale University, and a Master of Business Administration degree from Harvard Business School.

        Mr. Jennings’s qualifications to serve on the Company’s Board of Directors include his over 40 years of experience in the REIT industry, beginning with Goldman Sachs & Co., his experience as the founder and president of an investment banking firm specializing in the financing of real estate joint ventures and advising sponsors on REIT initial public offerings, and his 14 year tenure as a director of the Company.

        John L. Atkins, III has served as a director since March 2007. Mr. Atkins, a licensed architect, is Chairman and Chief Executive Officer of O’Brien/Atkins Associates, PA, a multidisciplinary design services firm that he co-founded in Research Triangle Park, North Carolina in 1975. Mr. Atkins has previously served as chairman of the North Carolina Board of Architecture and was named an Emeritus Member of that board in 1988. Mr. Atkins was elevated in 1991 to the American Institute of Architects’ College of Fellows, an honor only five percent of architects receive. Mr. Atkins serves as chairman, director, and executive committee member of the North Carolina Biotechnology Center. He also serves as chairman of the North Carolina Railroad Company and director of the Kenan Center of Engineering, Science, and Technology based at North Carolina State University. In 2005, Mr. Atkins was awarded the American Institute of Architects-North Carolina Chapter’s F. Carter Williams Gold Medal, the Chapter’s highest individual honor, in recognition of his distinguished career, and was named the 2005 College of Design’s Distinguished Alumnus by North Carolina State University. In 2003, Mr. Atkins also received the Watauga Medal, the highest nonacademic honor bestowed by North Carolina State University in honor of individuals who have made significant contributions to the university’s advancement. Mr. Atkins holds a Bachelor of Architecture degree from North Carolina State University and a Master of Regional Planning degree from the University of North Carolina at Chapel Hill.

        Mr. Atkins’s qualifications to serve on the Company’s Board of Directors include his extensive knowledge and experience as a licensed architect, and co-founder of a multidisciplinary design services firm with expertise in the site selection, design and construction of life science buildings, and his broad management and business experience.

        Maria C. Freire has served as a director since April 2012. In 2008, Dr. Freire became the President and a member of the Board of Directors of The Albert and Mary Lasker Foundation, a non-profit organization that bestows the Lasker Awards in basic and clinical science and advocates for medical research. From 2001 to 2008, Dr. Freire served as President and Chief Executive Officer of the Global Alliance for TB Drug Development, a non-profit organization that develops better, faster-acting, and affordable drugs to fight tuberculosis. An expert in technology commercialization, she directed the Office of Technology Transfer at the National Institutes of Health (NIH) from 1995 to 2001 and served as commissioner of the World Health Organization’s Commission on Intellectual Property Rights, Innovation and Public Health. Dr. Freire obtained her B.S. degree from the Universidad Peruana Cayetano Heredia in Lima, Peru, her Ph.D. in Biophysics from the University of Virginia and completed post-graduate work in immunology and virology at the University of Virginia and the University of Tennessee. She is a member of the Advisory Committee to the NIH Director, the Board of the GAVI Alliance, and the International Steering Committee of the Instituto Carlos Slim de la Salud. Her awards include the Department of Health and Human Services Secretary’s Award for Distinguished Service, The Arthur S. Flemming Award, and The Bayh-Dole Award. Dr. Freire is a member of the Institute of Medicine of the National Academies of Science and the Council on Foreign Relations.

        Dr. Freire’s qualifications to serve on the Company’s Board of Directors include both her technical scientific expertise and her broad base of experience in the health and pharmaceutical industries, including her extensive experience relating to technology commercialization and her involvement with a wide range of non-profit medical research organizations, universities and governmental health organizations, including the U.S. National Institutes of Health. Dr. Freire’s involvement with these organizations provides her with a wealth of relationships in the medical research community as well as a user’s perspective on the needs of major research organizations in key industry sectors that comprise the Company’s tenant base.

        Richard H. Klein has served as a director since December 2003. Mr. Klein has a diverse 28 year background as a senior advisor to a variety of domestic and international businesses, with a particular focus on real estate organizations. From 1978 to 1983, Mr. Klein provided tax consulting and auditing services for PricewaterhouseCoopers LLP. From 1984 to 2000, Mr. Klein was with Ernst & Young LLP, and a predecessor firm, Kenneth Leventhal & Company. At these firms, Mr. Klein served in a variety of capacities, including as partner in the REIT Advisory Practice, the Financial Restructuring and Insolvency Practice, and the Public Relations and Practice Development Department. In 2003, Mr. Klein founded Chefmakers Cooking Academy LLC, a company for which he currently serves as Chief Executive Officer and which provides culinary education services and experiences. He is currently an independent business consultant. Mr. Klein is a certified public accountant in the State of California. Mr. Klein received his Bachelor of Science degree in Accounting and Finance from the University of Southern California.

        Mr. Klein’s qualifications to serve on the Company’s Board of Directors include his extensive experience and knowledge of the real estate industry and REITs in particular and his accounting and financial expertise developed as a certified public accountant and former partner of Ernst & Young LLP.

        James H. Richardson has served as a senior management consultant to the Company since February 2009, President of the Company from August 1998 to February 2009, and a director since March 1999. Mr. Richardson previously served as Executive Vice President from January 1998 to August 1998 and as Senior Vice President from August 1997 to December 1997. Prior to joining the Company, Mr. Richardson held management and brokerage positions for nearly 15 years at CB Richard Ellis, Inc., a full-service provider of commercial real estate services. From March 1996 to August 1997, Mr. Richardson served as Senior Vice President, Area Manager, for the San Francisco peninsula and San Jose offices of CB Richard Ellis, Inc. From December 1982 to March 1996, he was a top producing professional in CB Richard Ellis, Inc.'s brokerage operations group. During his time at CB Richard Ellis, Inc., Mr. Richardson was instrumental in the creation and development of the biosciences and corporate services practice groups. Mr. Richardson received his Bachelor of Arts degree in Economics from Claremont McKenna College.

        Mr. Richardson’s qualifications to serve on the Company’s Board of Directors include his expertise in leasing, financing, strategic planning, and other matters involving the biosciences real estate industry, which he acquired in his over 12 years of experience as President and a director of the Company, and his previous nearly 15 years of experience in brokerage and management positions with CB Richard Ellis, Inc., a top-tier real estate services firm. He also currently serves in an advisory board capacity to several private real estate development and investment companies focused on large land parcel assemblage and development, and distressed single family home aggregation.

        Martin A. Simonetti has served as a director since December 2005. Mr. Simonetti has been President, Chief Executive Officer, and a director of VLST Corporation (“VLST”), a privately-held biotechnology company focusing on the streamlined discovery and development of novel therapeutics for the treatment of inflammatory and autoimmune disorders, since November 2005. From 1999 to 2005, Mr. Simonetti was employed at Dendreon Corporation, a Nasdaq-listed biotechnology firm, serving in various capacities including Chief Financial Officer, Senior Vice President of Finance, and Treasurer. From 1991 to 1998, he was employed at Amgen Inc., serving as Vice President of Operations and Finance and Director of Colorado Operations of Amgen BioPharma. From 1984 to 1991, he worked at Genentech, Inc., first as a scientist in its Medicinal and Analytical Chemistry Department and later as a financial analyst and group controller. From 2005 to 2011, Mr. Simonetti served on the Board of Directors of Icagen, Inc. (Nasdaq: ICGN) based in Durham, North Carolina. He is a member of the Dean’s executive advisory board for the Albers School of Business and Economics at Seattle University. Mr. Simonetti received a Master of Science degree from the University of California, Davis and a Master of Business Administration degree from the University of Santa Clara.

        Mr. Simonetti’s qualifications to serve on the Company’s Board of Directors include his extensive financial expertise in the life sciences industry, which he acquired from various positions, including his former positions with Amgen Inc. and Genentech Inc., his former position as Chief Financial Officer of Dendreon Corporation, and current position as Chief Executive Officer of VLST.

        Alan G. Walton has served as a director since September 1998. Since 1987, Dr. Walton has been a general partner of Oxford Bioscience Partners, a venture capital firm investing in the life science industry. He previously has served as the Chairman of the Board of Directors or as a director for numerous private and public biotechnology companies. He was a professor at Case Western Reserve University and Harvard Medical School from 1961 to 1981 and a member of President Carter’s Science Advisory Committee from 1976 to 1977. Dr. Walton holds a Ph.D. in Physical Chemistry and a D.Sc. in Biological Chemistry from the University of Nottingham. He has published over 130 books and scientific papers. In 2005, he received an honorary LLD degree from the University of Nottingham in recognition of his lifetime achievement in life sciences, and in 2007, he was appointed Distinguished Adjunct University Professor at Case Western Reserve University.

        Dr. Walton’s qualifications to serve on the Company’s Board of Directors include his substantial and widely recognized knowledge and expertise in the life science industry as a well-published academic, a former chief executive officer of a public biotechnology company and a founder, chairman, and general partner of a substantial venture capital firm that focuses on life science investments; his experience as director of numerous public and private biotechnology companies; and his in-depth knowledge of the Company developed during his 13 year tenure as a director of the Company.

Director Independence

        The Board of Directors has affirmatively determined that each member of the Board of Directors other than Mr. Marcus (Chairman, Chief Executive Officer, and President) and Mr. Richardson (President until his resignation in February 2009, and a senior management consultant to the Company since his resignation) is independent in accordance with the applicable New York Stock Exchange listing standards. The Board of Directors has also affirmatively determined that no material relationships exist between the Company and any of the independent directors. In making its independence determinations, the Board of Directors reviewed the relationships between the Company and each of the directors nominated for election by the stockholders at the Annual Meeting based on information provided by the directors, the standards for disqualification set forth in Section 303A.02(b) of the New York Stock Exchange Listed Company Manual, and such other information as the Board of Directors considered relevant.

Information on Board of Directors and its Committees

        The Board of Directors held six meetings and took action on seven occasions by unanimous written consent during 2011. During 2011, no director other than Dr. Freire (who was appointed to serve on the Board of Directors in April 2012) attended less than 75% of the aggregate number of meetings held by the Board of Directors and each committee of which such director is a member.

Mr. Marcus, as Chairman of the Board, generally presides over all meetings of the Board of Directors. The Company encourages each member of the Board of Directors to attend each annual meeting of the Company’s stockholders. All directors other than Dr. Freire attended the annual meeting of stockholders held on May 25, 2011. The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating & Governance Committee.

Board Leadership Structure

        The Board of Directors has not taken a position on the desirability, as a general matter, of combining the roles of Chief Executive Officer and Chairman in a single individual as compared to separating those roles. Rather, the Board of Directors believes that decisions regarding the individuals most appropriate to fill these and other critical senior leadership positions are highly dependent on the specific circumstances of the Company and its leadership at the time of such decisions, including the availability of qualified candidates for the position and the specific talents and experience of the available candidates.

        The Board of Directors believes that the Company’s Chief Executive Officer, Joel S. Marcus, is currently the director best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Mr. Marcus has served as director of the Company since its inception in 1994, was Vice Chairman of the Board of Directors from the Company’s inception until his appointment as Chairman of the Board of Directors, and has been responsible for directing its operations and developing and executing its strategies as Chief Executive Officer since 1997, an experience which is longer and substantially more involved than any other individual currently serving as director.

        Mr. Marcus was initially elected as Chairman in 2007 upon the resignation of Jerry M. Sudarsky, a founder of the Company who had served as its Chairman since the Company’s inception in 1994 and whose strategic vision and leadership skills, the Board of Directors believes, had been critical to the growth and success of the Company. At the time of this important transition, the Board of Directors determined that Mr. Marcus’s long and successful tenure as Chief Executive Officer and a director of the Company best qualified him to serve as Chairman. The Board of Directors has reached the same conclusion in connection with its nominations each year since 2007.

        The Board of Directors believes that independent directors and management have different perspectives and roles in the development of the strategic vision and risk management of the Company. The Company’s independent directors bring experience, oversight, and expertise from outside the Company and the Company’s industry, while the Chief Executive Officer brings his Company-specific experience and expertise. The Board of Directors believes that the combined role of Chief Executive Officer and Chairman, at least in this particular case, promotes development and execution of the strategic vision and risk management of the Company, and facilitates information flow between management and the Board of Directors, which are essential to effective governance.

        One of the key responsibilities of the Board of Directors is to develop the Company’s strategic direction and hold management accountable for the execution of strategy once it is developed. The Board of Directors believes that, in this case and point in the Company’s history, the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described below, is in the best interest of the Company because it currently provides the appropriate balance between strategy development and independent oversight of management.

Lead Director

        Mr. Jennings, the Lead Director and an independent director, is the presiding director for all regularly scheduled executive sessions of the independent directors. In the event that Mr. Jennings is not available for any reason to preside over a regularly scheduled executive session of the independent directors, the remaining independent directors will designate another independent director to preside over the executive session. As Lead Director, Mr. Jennings’s other duties and responsibilities include consulting with the Chairman of the Board of Directors regarding the schedule and agenda for Board of Directors meetings; acting as a liaison between the non-management directors as a group and management; having the authority to call meetings of the independent directors or non-management directors; being available for consultation and direct communication with the Company’s stockholders upon request; and such other duties and responsibilities as the Board of Directors may determine from time to time. Mr. Jennings takes an active role in consulting with management on capital, debt, and financial matters as a result of his extensive background in the REIT and investment banking businesses, and regularly attends the Company’s senior management meetings as an observer and representative of the Board of Directors.

The Board’s Role in Risk Oversight

        The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board of Directors regularly reviews information regarding the Company’s credit, liquidity, and operations, including the risks associated with each. The Nominating & Governance Committee, the membership of which currently includes all of the independent directors, manages risks associated with the structure and composition of the Board of Directors, potential conflicts of interest and the Company’s overall corporate governance structures and procedures. The Audit Committee oversees management of financial risks. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through communications about such risks.

        The Board of Directors’s access to risk-related information and involvement in risk oversight is enhanced by the fact that the Board of Directors’s Lead Director, Mr. Jennings, takes an active role in consulting with management on capital, significant transactions, including acquisitions and dispositions, debt, and financial matters as a result of his extensive background in the REIT and investment banking businesses, and regularly attends the Company’s senior management meetings as an observer and representative of the Board of Directors. The Board of Directors established the position of Lead Director in 2007 through an amendment of the Company’s Corporate Governance Guidelines, specifically in contemplation of the combination of the roles of Chief Executive Officer and Chairman in the person of Mr. Marcus upon the retirement in 2007 of the Company’s long-serving independent Chairman, Jerry M. Sudarsky. The Board of Directors’s establishment of the position of Lead Director reflects its view that sound corporate governance requires an effective mechanism for formulating and communicating the views of the independent directors to management and others.

        The Board of Directors’s risk oversight function and procedures, which are principally administered through the Board’s committees, affect the Board’s leadership structure by dictating that each of the committees should be chaired by the director most qualified to address the risks within the purview of such committee, and that the activities of the committees should be observed and coordinated by the Lead Director, who is a member of all of the Board’s committees and Chairman of the Compensation Committee. The Board of Directors has also determined that the critical importance of the Nominating & Governance Committee’s role of overseeing the corporate governance of the Company to ensure effective risk oversight, among other objectives, dictates that all independent directors be members of the Nominating & Governance Committee.

Audit Committee

        The Audit Committee consists of Directors Klein (Chairperson), Jennings, and Simonetti. It held seven meetings in 2011. The Board of Directors has adopted a written charter for the Audit Committee. The charter of the Audit Committee is published on the Company’s website at www.are.com. The Audit Committee is directly responsible for the appointment, compensation, and oversight of the work of the independent registered public accountants who audit the Company’s financial statements and of the Company’s internal audit function. In addition, the role of the Audit Committee is to discuss the scope and results of the audit with the independent registered public accountants, review the Company’s interim and year-end operating results with management and the independent registered public accountants, consider the adequacy of the Company’s internal accounting controls and audit procedures, and pre-approve all engagements with the Company’s independent registered public accountants, including both audit and non-audit services. The Audit Committee also reviews and recommends to the Board of Directors any changes that may be required to the Company’s Business Integrity Policy (described further under “Corporate Governance Guidelines and Code of Ethics”).

        The Board of Directors has determined that each of Messrs. Klein, Jennings, and Simonetti is an “audit committee financial expert” within the meaning of the rules of the Securities and Exchange Commission and is independent in accordance with the applicable New York Stock Exchange listing standards and Securities and Exchange Commission rules.

Audit Committee Report

        This Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that Alexandria Real Estate Equities, Inc. (the “Company”) specifically incorporates it by reference into a filing.

        The Audit Committee of the Board of Directors (the “Board of Directors”) of the Company is comprised of three directors and acts under a written charter adopted and approved by the Board of Directors. Each member of the Audit Committee has been determined by the Board of Directors to be an independent director in conformity with the listing standards of the New York Stock Exchange and regulations of the Securities and Exchange Commission.

        Management has the primary responsibility for the Company’s financial statements and reporting process. The Company’s independent registered public accountants are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles. The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. The limitations inherent in the oversight role of a committee of the Board of Directors, however, do not provide the Audit Committee with a basis independent of management and the Company’s independent registered public accountants to determine that accounting and financial reporting principles and policies have been appropriately applied by management or that the Company’s internal control procedures designed to assure compliance with accounting standards and applicable laws and regulations have been appropriately implemented.

        The Audit Committee has reviewed the Company’s audited financial statements and has discussed them with management and the independent registered public accountants. The Audit Committee has also discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, has received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accountants their independence from the Company and its management. The Audit Committee has further considered whether the independent registered public accountants’ provision of non-audit services to the Company is compatible with the auditors’ independence.

        The Audit Committee met with the internal and independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. In addition, the Audit Committee met with the Chief Executive Officer and Chief Financial Officer of the Company to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s system of disclosure controls and procedures.

        In reliance on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report filed with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2011.

AUDIT COMMITTEE Richard H. Klein, Chairperson Richard B. Jennings Martin A. Simonetti

Nominating & Governance Committee

        The Nominating & Governance Committee consists of Directors Walton (Chairperson), Atkins, Freire, Jennings, Klein, and Simonetti, each of whom has been determined by the Company’s Board of Directors to be an independent director in accordance with the applicable New York Stock Exchange listing standards. The Committee held five meetings during 2011. The charter of the Nominating & Governance Committee is published on the Company’s website at www.are.com. The Nominating & Governance Committee is responsible for, among other things, making recommendations to the Board of Directors with respect to corporate governance policies and reviewing and recommending changes to the Company’s corporate governance guidelines. The Committee also recommends to the Board of Directors candidates for nomination for election as directors of the Company and for appointment as members of the committees of the Board of Directors.

        The Nominating & Governance Committee considers candidates proposed by stockholders for nomination for elections to be held at annual meetings of stockholders. Stockholders may propose qualified candidates for nomination by the Board of Directors by complying with the advance notification and other requirements of the Company’s Bylaws regarding director nominations. Director nomination materials submitted in accordance with the Bylaw procedures will be forwarded to the Chairperson of the Nominating & Governance Committee for review and consideration. Director nominees proposed by stockholders will be evaluated in the same manner, and subject to the same criteria, as other nominees evaluated by the Committee. The Committee also considers candidates for director suggested by its members, other directors, and management and may from time to time retain a third-party executive search firm to identify director candidates for the Committee.

        Generally, once the Nominating & Governance Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate based on information provided to the Committee with the recommendation of the candidate, as well as the Committee’s own knowledge of the candidate, which may be supplemented by inquiries to the person making the recommendation or others. The initial determination is based primarily on the need for additional directors to fill vacancies or expand the size of the Board of Directors and the likelihood that the candidate can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Chairman of the Board of Directors and other directors, as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the candidate’s background and experience and to report its findings to the Committee. The Committee then evaluates the candidate against the standards and qualifications set out in guidelines for director candidates adopted by the Board of Directors (the “Board Candidate Guidelines”), including the nominee’s management, leadership and business experience, skill and diversity, financial literacy, knowledge of directorial duties, integrity, and professionalism.

        Consistent with the Board Candidate Guidelines, the Nominating & Governance Committee seeks nominees who will provide the Board of Directors with a broad diversity of perspectives, experience, expertise, professions, skills, geographic representation, and backgrounds. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Generally, however, the Committee considers, among other factors, a candidate’s experience and knowledge regarding a variety of aspects of the Company’s unique real estate laboratory space niche in the life sciences industry. The Nominating & Governance Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, expertise, knowledge, and abilities that will allow the Board of Directors to fulfill its responsibilities. Although the Committee has no formal policy on diversity, the Committee considers factors such as gender, race, and culture in its determinations, and nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability, or any other basis proscribed by law.

        The Committee also considers such other factors as it deems appropriate, including the current composition of the Board of Directors, the balance of management and independent directors, the need for particular expertise (such as Audit Committee expertise), and the evaluations of other prospective nominees. With respect to the nomination of current directors for re-election, the individual’s contributions to the Board of Directors are also considered. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and, if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors, and the Board of Directors ultimately determines whether a prospective nominee will be nominated after considering the recommendation of the Committee.

Policies and Procedures With Respect to Related Person Transactions

        The Board of Directors has adopted a written policy setting forth the procedures for the review and approval or ratification of transactions involving the Company and “related persons” within the meaning of the rules and regulations of the Securities and Exchange Commission.

        Under this policy, the Nominating & Governance Committee is responsible for reviewing and approving or ratifying all related person transactions that are required to be reported under the rules and regulations of the Securities and Exchange Commission. In the event that the Chief Executive Officer or Chief Financial Officer of the Company determines that it would be impracticable or undesirable to wait until the next meeting of the Nominating & Governance Committee to review a related person transaction, the Chairman of the Nominating & Governance Committee may act on behalf of the Committee to review and approve and/or disapprove the related person transaction.

        In general, related person transactions are subject to pre-approval. In the event that the Company becomes aware of a related person transaction that was not approved in advance under this policy, the transaction must be reviewed in accordance with this policy as promptly as reasonably practicable.

        In making its determination whether to approve or ratify a related person transaction, the Nominating & Governance Committee will consider all factors it deems relevant or appropriate, including but not limited to:

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  whether the terms of the related person transaction are fair to the Company and on terms no less favorable than terms generally available in transactions with non-affiliates under similar circumstances;

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  whether there are legitimate business reasons for the Company to enter into the related person transaction;

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  whether the related person transaction would impair the independence of an outside director;

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  whether the related person transaction would present an improper conflict of interest for any director or executive officer, taking into account the size of the transaction, the overall financial position of the director or executive officer, the direct or indirect nature of the director’s or executive officer’s interest in the transaction, the ongoing nature of any proposed relationship and any other factors deemed relevant; and

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  whether the related person transaction is material, taking into account the importance of the interest to the related person, the relationship of the related person to the transaction and of related persons to each other and the aggregate value of the transaction.

        The policy also contains a list of certain categories of related person transactions that are pre-approved under the policy and therefore are not required to be reviewed or approved by the Nominating & Governance Committee.

Certain Relationships and Related Transactions

        From the beginning of fiscal year 2011 to the date of this Proxy Statement, there were no relationships or transactions of a nature required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended. Certain other relationships and transactions between the Company’s directors and the Company are described in “Board of Directors and Executive Officers—Director Independence.”

Compensation Committee

        The Compensation Committee consists of Directors Jennings (Chairperson), Klein, and Walton, each of whom has been determined by the Company’s Board of Directors to be an independent director in accordance with the applicable New York Stock Exchange listing standards. The Compensation Committee held one meeting, took action on 14 occasions by unanimous written consent, and engaged in multiple related telephone calls during 2011. The Compensation Committee has the authority to review and approve compensation arrangements, grant annual incentive awards for executive officers and other employees of the Company, adopt and amend employment agreements for executive officers and other employees of the Company, and administer the Company’s stock option and other incentive plans. The Compensation Committee Charter is published on the Company’s website at www.are.com.

Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee in 2011 (Messrs. Jennings and Klein, and Dr. Walton) had any relationship or transaction required to be disclosed pursuant to Item 407(e)(4) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

Compensation Committee Report on Executive Compensation

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has concluded that the level of NEO compensation for 2011 is fair, reasonable, and in the best interests of the Company and its stockholders, and has recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

COMPENSATION COMMITTEE Richard B. Jennings, Chairperson Richard H. Klein Alan G. Walton

COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis describes the principles, policies, and practices that informed our executive compensation program for 2011 and explains the application of these principles, policies, and practices to four of our executive officers. Our Company is complex and unique, with a global reach, and these attributes influence our approach to executive compensation. Our 2011 executive compensation program was designed to reward our named executive officers for their significant contributions to our performance. Our executive team stayed focused on delivering stockholder value in many ways, and we believe that the compensation actions described in this Compensation Discussion and Analysis were appropriately taken.

Summary

  •
  The compensation of our Chief Executive Officer, Joel S. Marcus, and our three other Named Executive Officers (“NEOs”) is set by our Board of Directors’s strong, seasoned, and highly experienced Compensation Committee (for purposes of the Compensation Discussion and Analysis, the “Committee”), based on a performance-oriented philosophy and utilizing a methodical pay-for-performance approach.

  •
  We are a unique, niche-focused company. We are the largest REIT focused principally on the ownership and operation of life science laboratory space and science-driven cluster development and are the leading provider of high-quality, environmentally sustainable real estate, technical infrastructure and services to the broad and diverse life science industry. Our tenants include research institutions, multinational pharmaceutical companies, biotechnology companies, non-profit entities, government research groups, medical device companies, clean technology companies, research tools and service companies, and venture capitalists. Leading the Company requires a unique set of talents, skills, expertise and experience not required by many of our peers that would be extremely difficult to replicate and/or replace as, for example, our leadership team is required to have expertise not just in the real estate industry but also in the life science industry. We are the only REIT to employ a team of scientists to provide in-depth research and commentary on the life science industry and provide credit underwriting for our tenants.

  •
  Mr. Marcus has been our Chief Executive Officer since our initial public offering in May 1997 and is the only REIT Chief Executive Officer who has experience in life science real estate prior to his becoming our Chief Executive Officer. Since that time, over the period of 28 years, in private law practice and Chief Executive Officer of the Company, Mr. Marcus has developed and deployed unique skills, expertise, and experience that have enabled the Company to become the leader in the life sciences real estate industry. His leadership has been critical to our success since our initial public offering. Among our peer group, he is the Chief Executive Officer with the second longest tenure and was also instrumental in the formation, financing, and operations of the Company prior to our initial public offering.

  •
  The Company’s performance has been outstanding in both stockholder return and other important performance measures, including an approximate 527% stockholder return since the Company’s initial public offering, positive GAAP year-over-year lease rolls for 13 consecutive years, positive GAAP same-property growth in net operating income, and consistently high operating margins.

  •
  In May 2011, holders of a significant majority of outstanding shares voted to approve our executive compensation in our say-on-pay vote. Following this positive vote, Mr. Marcus and the Company, acting through the Committee, began reaching out to stockholders to solicit input regarding the Company’s executive compensation and to study potential changes to the Company’s compensation program. This outreach lasted into 2012. As a result, Mr. Marcus and the Company have agreed to several very significant changes to his employment arrangements, resulting in an Amended and Restated Employment Agreement, executed in April 2012 (the “2012 Employment Agreement”), that further aligns his compensation with performance and best practices.

  •
  The new employment agreement with Mr. Marcus eliminates significant benefits he was otherwise entitled to contractually, including tax gross-ups on future awards of stock and future vesting of restricted stock, automatic renewals, and guaranteed bonuses, among others. It includes a new formulaic cash bonus program and a formulaic two-pronged long-term incentive program that incorporates both performance and time-based awards, as well as other modifications described in detail under “Our Responses to the 2011 Say-on-Pay Vote.”

  •
  The Committee set Mr. Marcus’s compensation for 2011 in order to reward his and the Company’s consistently strong performance and to encourage him to remain with the Company and continue his outstanding performance which he has sustained over the 15 years since the Company’s initial public offering.

  •
  Mr. Marcus’s compensation package for 2011 is heavily weighted toward at-risk elements, which accounted for approximately 69.1% of his total compensation in 2011.

  •
  The Company performed very solidly in 2011. The Company achieved an investment grade credit rating, experienced its largest leasing year ever, and saw a significant year-over-year increase in such key metrics as total revenue, net operating income and funds from operations. In light of these and other factors, including those noted above, the Committee unanimously concluded that the level of NEO compensation for 2011 is fair, reasonable, and in the best interests of the Company and its stockholders.

Our Responses to the 2011 Say-on-Pay Vote

        At our May 2011 annual meeting, we held a non-binding stockholder advisory vote to approve the Company’s executive compensation. Over 62% of votes cast were voted for the proposal and approximately 37% of votes cast were voted against the proposal.

Engagement with Stockholders

        Thereafter, we engaged in substantive discussions with over 140 major investors, over a period of several months, to collect feedback on executive compensation. These discussions, which included consultations between our senior management and many investment firms and institutional stockholders, covered various compensation topics such as total shareholder return (“TSR”), chief executive officer compensation, bonuses, severance arrangements, tax gross-ups, succession planning, and equity incentive awards. This engagement continued throughout the remainder of 2011. Participants from the Company varied and included Mr. Marcus, our Chief Financial Officer, the Chairman of the Committee, other officers and directors, and our investor relations representatives. Additionally, the Committee began a comprehensive study of potential changes to our compensation program to take into account constructive input received from stockholders and to help to ensure that the Company’s compensation program continues to reflect good corporate governance and new and emerging best practices.

Changes to Executive Compensation Program

        Both our conversations with stockholders and the Committee’s review of our compensation program were comprehensive and continued into 2012. These preparations ultimately resulted in the Committee’s recommending changes to the Company’s executive compensation program to address the input received from our stockholders. The principal change is the new employment agreement between the Company and Mr. Marcus. The principal differences between the new agreement and Mr. Marcus’s previous employment agreement are summarized below. It is important to note that the impact of some of these changes will not be reflected in the NEO compensation reported in the Summary Compensation Table until the Company’s 2012 executive compensation is reported in our 2013 Proxy Statement. Additionally, proxy advisory services may continue to use data from the previous employment agreement when making recommendations based on 2011 compensation. The Board of Directors and the Committee will continue to monitor best practices in executive compensation and explore ways in which the Company’s executive compensation programs can continuously be improved.

Principal Changes to the Employment Agreement of Mr. Marcus
Previous Agreement	New Agreement
Annual incentive bonus based on subjective evaluation by the Committee.	Formulaic annual incentive bonus program for 2012 based on achievement of pre-established corporate goals (60%) and individual performance (40%).
Guaranteed bonus equal to 50% of base salary.	No guaranteed bonus.
Long-term incentives provided solely in the form of time-based restricted stock, which was awarded based on subjective performance reviews.	Two-pronged long-term incentive program for 2012 that will include performance-based restricted stock, which can be earned based on relative and absolute TSR (50%) and time-based restricted stock (50%), which will vest over three years and is awarded based on a subjective performance review.
Initial term of employment was for six years, with automatic annual renewals thereafter.	Term of employment is for three years, with no automatic renewals.
Section 280G excise tax gross-up upon qualifying termination of employment in connection with a Change of Control.	Eliminated.
Tax gross-up reimbursement of up to $1 million per year upon the vesting of shares of restricted stock as received.	Eliminated.
Basis for change in control or termination payment was annual salary plus most recent bonus.	Basis for change in control or termination payment is annual salary plus average bonus over previous three years.

Share Retention and Ownership Guidelines

        We believe that share ownership by our directors and senior officers can help align their interests with our stockholders’ interests. To that end, the Board has amended our Corporate Governance Guidelines to increase the share ownership requirements applicable to all of our directors and senior officers.

        Within five years of first becoming subject to these revised guidelines, our senior officers and non-employee directors are required to own shares of our common stock with a value equal to the following multiple of his or her base salary or, in the case of our non-employee directors, the cash portion of his or her annual director’s retainer:

Senior Officers and Non-Employee Directors	Multiple of Base Salary or Annual Director Cash Retainer
Chief Executive Officer	6x
Chief Financial Officer, Chief Operating Officer and Chief Investment Officer	3x
Senior Vice President	1x
Non-Employee Directors	3x

        NEOs must hold 50% of net after-tax shares received from stock option exercises or vesting of restricted stock until ownership requirements are met. Under the guidelines, the Chief Financial Officer will review each director’s and senior officer’s stock ownership levels in January of each year.

        All senior officers and directors will be required to report their ownership status to the Chief Financial Officer on an annual basis.

        Once an individual satisfies the policy, the individual is deemed to continue to satisfy the policy without regards to fluctuation in value of equity interests owned, provided that the individual’s holdings do not decline below the number of shares beneficially owned at the time the stock ownership requirements were met.

Clawbacks

        In April 2012, the Board adopted a clawback policy applicable to NEOs. The policy allows for the recoupment of cash and equity incentives paid to an NEO on the basis of the Company’s performance in the event of a material restatement of the Company’s financial results (other than a restatement caused by a change in applicable accounting rules or interpretations) as a result of actual fraud or willful unlawful misconduct by the NEO. The policy will be administered by the Committee.

Our Compensation Committee

        The Committee consists of three independent directors, Messrs. Jennings (Chairperson) and Klein, and Dr. Walton. The Committee administers the Company’s executive compensation programs and is responsible for reviewing and approving the Company’s compensation policies and the compensation paid to its NEOs and senior officers. In addition to Mr. Marcus, our NEOs for 2011 were Dean A. Shigenaga, Senior Vice President, Treasurer and Chief Financial Officer; Stephen A. Richardson, Chief Operating Officer and Regional Market Director—San Francisco; and Peter M. Moglia, Chief Investment Officer.

        The Charter of the Committee reflects these responsibilities, and the Committee and the Board of Directors periodically review and revise the Charter. The Committee meets regularly during the year, and it considers and takes action by written consent. In 2012, the Committee retained Pearl Meyer & Partners to serve as its independent executive compensation advisor and to assist in the review of the new compensation arrangement for Mr. Marcus. Pearl Meyer & Partners, a leading provider of compensation consulting services, reports directly to the Committee and does not provide any other services to the Company. Pearl Meyer & Partners advises companies across virtually all industry categories, including a number of leading real estate organizations.

Our Compensation Philosophy

        We believe that the experience, abilities, and commitment of our NEOs provide the Company with a unique skill set in the business of owning and operating unique, niche real estate for the broad and diverse life science industry, and are therefore critical to our long-term success, including profitability, growth, and total return to stockholders. In designing each NEO’s total compensation package, the Company includes a significant equity-based component to better align the interests of our NEOs with those of our stockholders. In furtherance of this objective, including consideration of the Company’s overall corporate performance and each NEO’s individual performance, the majority of our total compensation program is awarded through a combination of cash incentives and long-term equity grants.

        The Company’s general compensation philosophy is that an NEO’s total annual cash compensation should vary with the performance of the Company and that long-term incentives awarded to NEOs should be aligned with the interests of the Company’s stockholders. Specifically, the Committee believes that the primary objectives of the Company’s compensation policies are as follows:

  •
  Creating long-term incentives for management to increase stockholder value;

  •
  Motivating the Company’s NEOs to achieve the Company’s short-term and long-term goals;

  •
  Providing Company and individual objectives that promote innovation to achieve the Company’s objectives;

  •
  Rewarding results;

  •
  Compensating for prudently managing risk;

  •
  Creating a team-oriented workplace that values diversity and open communications in order to attract and retain best-in-class employees; and

  •
  Retaining NEOs whose expertise and experience are critical to the Company’s long-term success and competitiveness.

Fulfilling Our Commitment to Pay-for-Performance

        The Company’s commitment to pay-for-performance is reflected in the total compensation paid to Mr. Marcus. The graph below shows, for each year since 2007, both the total compensation for Mr. Marcus and the TSR on a $100 investment in the Company made on January 1, 2007. Total compensation closely tracks TSR because each year a large part of the Chief Executive Officer’s total compensation consists of common equity in the Company, the value of which ultimately depends on the performance of our common stock. For example, in 2011 over 69% of the Chief Executive Officer’s total compensation took the form of at-risk performance-based compensation. The Committee believes that this type of compensation aligns the long-term interests of the Chief Executive Officer with those of the Company’s stockholders. All of the other NEOs similarly receive a majority of their total compensation in the form of restricted stock grants, to further align their interests with those of the Company’s stockholders and enhance retention. For example, in 2011 no NEO received less than 57% of his total compensation in the form of restricted stock grants.

 Alexandria Real Estate Equities, Inc.
2007-2011 Pay for Performance

        This graph shows a very close correlation between Mr. Marcus’s total compensation and the Company’s performance in each of the last five years. Further, it has become the practice among shareholder advisory firms to quantify the relationship between (a) the rate of change of the Company’s TSR versus (b) the rate of change of the Chief Executive Officer’s pay, or more simply to quantify the measure of long-term directional alignment. Based upon the data in the above graph, the long-term directional alignment between TSR and Chief Executive Officer pay for the Company is +1.4, meaning that Mr. Marcus’s compensation decreased at a higher rate than TSR over the historical five-year period, which clearly illustrates the Company’s commitment to pay-for-performance. Beginning in 2012, to further strengthen the alignment of pay and performance, vesting provisions for half of the restricted stock grants to Mr. Marcus will be tied to our absolute and relative TSR results.

2011 Business Highlights

        In setting compensation in 2011, the Committee took into account numerous strategic, operational, financial, and business achievements in 2011, including the following:

Balance Sheet Strength and Credit Profile

  •
  The Company received investment grade ratings from Moody’s and Standard and Poor’s;

  •
  The Company improved its leverage ratio, fixed charge coverage ratio, unencumbered net operating income as a percentage of total net operating income, and liquidity;

  •
  The Company raised approximately $2.9 billion in debt capital and $452 million of equity capital;

  •
  The Company substantially extended its debt maturity profile;

  •
  The Company maintained a high percentage of investment grade tenants, 45% based on annualized base rent; and

  •
  The Company increased its quarterly common stock dividend from the third quarter of 2010 to the fourth quarter of 2011 by approximately 40% and achieved a funds from operations payout ratio of only 42% for 2011, allowing the Company to retain a significant amount of cash flows from operations for reinvestment.

Core Operating Metrics

  •
  The Company generated a total return of 527% from its initial public offering on May 28, 1997, to December 31, 2011, assuming reinvestment of all dividends;

  •
  The Company increased total revenues by $87.7 million, or 18%; net operating income by $51.2 million, or 14%; and funds from operations (diluted) by $79 million, or 44%;

  •
  The Company increased its rentable square feet to 15.3 million, up 12%;

  •
  The Company executed leases covering 3.4 million square feet, its largest one-year total ever, including approximately one million rentable square feet related to development and redevelopment projects;

  •
  The Company maintained a solid occupancy rate of 94.9% as of December 31, 2011, and an average occupancy rate since December 31, 1998, of 95.2%;

  •
  The Company has experienced same-property growth in net operating income for 54 consecutive quarters;

  •
  The Company has experienced GAAP rental rate increases on renewed and re-leased space for 13 consecutive years;

  •
  The Company extended the average remaining lease term of its top 20 tenants to approximately eight years; and

  •
  The Company achieved solid operating margins of 71%.

Value Added Opportunities and External Growth

  •
  The Company completed over $300 million in acquisitions of laboratory office properties located in its key urban sub-markets;

  •
  The Company completed over 350,000 rentable square feet of key development and redevelopment projects;

  •
  The Company initiated approximately 330,000 rentable square feet of new ground-up development projects, 100% pre-leased to creditworthy life science tenants; and

  •
  The Company was awarded LEED Platinum certification for one property and LEED Gold certifications for four properties.

        In addition, each year the Committee evaluates subjective performance across several key areas of our unique business. The following are some subjective areas evaluated this year by the Committee, along with an assessment of the Company’s performance in these areas:

  •
  Balance Sheet Strength – The Company has a solid and flexible balance sheet featuring growth in both up and down markets;

  •
  Breadth and Depth of Executive Talent – The Company ranks second in highest revenue per employee among the 21 REITs included in Citigroup’s list of office and specialty REITs included in its weekly REIT strategy report as of December 31, 2011, and the Company has an extremely strong senior management team;

  •
  Strong Operating Margins – The Company consistently operates with strong operating margins, currently approximately 70%;

  •
  Premium Locations – The Company continues to achieve its goal of clustering best-in-class properties in the strongest life sciences geographic sub-markets with the best adjacency locations to highly innovative institutions;

  •
  Quality Tenant Base – 13 of the Company’s top 20 tenants are investment grade entities or creditworthy private education or research institutions; 45% of its annualized base rent is from investment grade tenants; the Company currently has a tenant retention rate of approximately 87%, which is excellent compared with its peers;

  •
  Branding and Reputation – The Company is the landlord of choice in the life sciences industry;

  •
  Commitment to Sustainability – The Company has earned LEED certification on several new developments and incorporated sustainable enhancements on existing operating facilities;

  •
  International Diversification – The Company has expanded into Canada and Asia;

  •
  Investor Relations – Approximately 95% of the Company’s stock is held by high-quality institutional investors; and

  •
  Innovation – The Company has created a compelling suite of highly attractive proprietary products, including the Science Hotel located in Greater Boston and New York City.

        The Committee considered all of these factors, among others, when it unanimously concluded that the total compensation of Mr. Marcus and our other NEOs is fair, reasonable, and in the best interests of the Company and its stockholders.

Our Compensation-Setting Process

  Role of the Compensation Committee

        Consistent with the Company’s policy for performance-based compensation, the Committee considers the Company’s financial and operational performance, individual achievement, and market conditions when determining executive compensation. The Committee used a careful and disciplined approach for determining the NEOs’ compensation for 2011, based on the following general principles:

  •
  Base salary should generally be an important but smaller portion of total compensation;

  •
  Annual cash bonuses should primarily be performance-based;

  •
  Annual non-cash compensation in the form of restricted stock awards that vest over time should generally be at least 50% of total annual compensation in order to align a significant amount of compensation with the interests of our stockholders; and

  •
  Each NEO’s total compensation should include an evaluation of the officer’s individual performance, position, tenure, experience, expertise, leadership, management capability, individual contribution to TSR, and management and stability of operations.

        Within this framework, the Committee seeks to (a) align both total compensation and the relative amounts of salary, bonus, and long-term stock compensation with those amounts paid by publicly traded office and office/industrial companies (based on a policy of maintaining competitive pay practices), (b) assess the Company’s performance relative to that of publicly traded office and office/industrial companies and (c) assess each executive’s individual performance. As previously noted, the Committee adopted formulaic incentive compensation arrangements in 2012 for Mr. Marcus to further strengthen the alignment of his pay and performance.

Role of the Compensation Consultants

        In 2011, the Company retained FTI Consultants, Inc. (“FTI”) to review the compensation package for Mr. Marcus and recommend changes for 2012 in order to create a fair, reasonable, and balanced compensation program for the Company’s Chief Executive Officer that motivates and rewards for performance while closely aligning the interests of the Chief Executive Officer with those of the Company’s stockholders. FTI also reviewed the Company’s disclosure of various compensation and benefits payable to each NEO upon certain termination events. FTI’s compensation and corporate governance consulting practice is comprised of experts in both the fields of compensation and real estate and serves as advisors to over 75 public and private real estate companies. Additionally, as described above, the Committee retained Pearl Meyer & Partners in 2012 to provide an independent review of the proposed new compensation program for the President and Chief Executive Officer. Pearl Meyer & Partners assisted the Committee in helping to ensure that the proposed new program reinforces key business objectives, strengthens the alignment between pay and performance, and reflects best competitive practice.

Role of Named Executive Officers

        Mr. Marcus reviews in depth the performance of the other NEOs with the Committee and makes recommendations to the Committee for its review and final determination. NEOs and the Company’s finance and human resources teams provide market and Company information to the Committee that is used in determining NEO compensation in light of the Company’s performance and individual contributions.

Peer Group Analysis

        With the assistance of the consultants and the Company, the Committee gathers and reviews information about the compensation programs and processes of other publicly traded office and office/industrial companies as an informal “market check” of compensation practices, salary levels, and target incentive levels. In reviewing this information, the Committee focuses on determining whether its compensation decisions are consistent with the market. From time to time, the Committee may consider the executive compensation and performance of the following peer group of publicly traded office and office/industrial companies, which may change over time: Boston Properties, Inc., Brandywine Realty Trust, Digital Realty Trust, Inc., Douglas Emmett, Inc., Highwoods Properties, Inc., Parkway Properties, Inc., SL Green Realty Corp., and Vornado Realty Trust. This is the same peer group the Committee used in determining 2010 compensation for Mr. Marcus and the other NEOs.

Compensation Components

        NEO compensation consists of three principal components: base salary, annual cash incentives, and long-term incentives in the form of restricted stock awards. The Company also offers a pension plan and deferred compensation plan that are designed to permit deferrals and to provide retirement benefits to executives and other employees of the Company. To inform its judgments regarding the 2011 compensation of the NEOs, the Committee considered, among other factors: (a) a summary of total compensation; (b) each element of current compensation, including benefits; (c) potential value of all equity awards; and (d) value of payments and benefits that would be payable upon certain termination events or following a change in control. In determining the amount of each component of compensation, the Committee considered the various subjective performance criteria noted above and the NEOs’ total compensation. In the Committee’s judgment, each NEO met the various subjective performance criteria for 2011.

        The allocation of compensation across our compensation elements for 2011 reflects our philosophy of maintaining a strong relationship between performance and pay by delivering the majority of each executive’s compensation in the form of equity incentive compensation, as the ultimate value of such shares is dependent on the value created for stockholders.

Assessment of Individual Performance

        Joel S. Marcus – Chief Executive Officer and President – As Chief Executive Officer and President, Mr. Marcus was responsible for directing the Company to ensure the achievement of revenue and profitability goals, while maximizing TSR and prudently managing risk, liquidity, and leverage. In tandem with the Board of Directors, Mr. Marcus formulated the Company’s current and long-term strategy and objectives. Mr. Marcus oversaw all corporate functions and represented the Company in relations with its tenants, analysts, stockholders, and the business and non-business communities. Mr. Marcus’s effective leadership of the Company in 2011 led, among other accomplishments, to the improvement in the credit profile of the Company, receipt of investment grade issuer ratings from Moody’s and Standard and Poor’s, and the raising of over $2.9 billion of debt capital and $452 million in net proceeds from a follow-on common stock offering. Additionally, Mr. Marcus led the Company to solid and steady operating results in 2011, a year of continued worldwide economic, financial, banking, and credit market challenges and weak consumer confidence. Under Mr. Marcus’s direction, total 2011 revenue was $573.4 million, an increase of approximately $87.7 million, or 18%, compared to 2010, occupancy was 94.9%, growth in cash from same-property net operating income was 4.1%, operating margins were steady at 70%, and rental rates on renewed or re-leased space increased 4.2% on a GAAP basis. As well, in 2011, the Company achieved its highest level of single-year leasing activity in its history by entering into new leases, or renewing expiring leases, for space aggregating approximately 3.4 million rentable square feet, and significantly increased its operating portfolio from 13.7 million rentable square feet as of December 31, 2010, to 15.3 million rentable square feet as of December 31, 2011, through strategic acquisitions and ground-up development projects. Further, the Company achieved a TSR, assuming reinvestment of dividends, of 527% from its initial public offering in May 1997 through December 31, 2011, one of the real estate industry’s highest total returns during that period. These accomplishments and the Company’s TSR were driven in large part by Mr. Marcus’s experience, expertise, leadership, and strategic focus.

        Dean A. Shigenaga – Chief Financial Officer – As Chief Financial Officer, Mr. Shigenaga directed the organization to ensure the attainment of revenue and profitability goals, and participated with the Chief Executive Officer and other NEOs in formulating and executing current and long-term plans, objectives, and policies. Mr. Shigenaga effectively oversaw the Company’s financial functions, including financial plans and policies, accounting practices and procedures, and the Company’s relationship with the financial community. Mr. Shigenaga also participated with the Chief Executive Officer and other NEOs in representing the Company in relations with analysts and stockholders. Mr. Shigenaga also directed the controller, treasury, and tax functions. Under Mr. Shigenaga’s leadership, the Company strengthened its financial position by significantly improving its credit profile. In 2011, the Company received investment grade issuer credit ratings from Moody’s and Standard and Poor’s. Additionally, in 2011, the Company repaid seven secured loans approximating $55.7 million, repurchased approximately $217 million of its 3.7% senior unsecured convertible notes, refinanced a $750 million unsecured bank term loan, closed on a new $600 million unsecured bank term loan, and match-funded real estate acquisitions with $452 million in net proceeds from a follow-on common stock offering. Additionally, in 2011, the Company successfully negotiated an amendment to its unsecured line of credit, which, among other things, increased the maximum permitted borrowings under the unsecured line of credit from $1.15 billion to $1.5 billion and extended the maturity date of its unsecured line of credit to January 2015. In 2011, Mr. Shigenaga acted as an effective and responsive organizational leader in all of the Company’s financial matters, risk management, and internal controls.

        Stephen A. Richardson – Chief Operating Officer and Regional Market Director – San Francisco – As Chief Operating Officer, Mr. Richardson was responsible for contributing to and implementing the

Company’s current and long-term strategy and objectives, in close coordination with the Chief Executive Officer, Chief Financial Officer, and Chief Investment Officer. Mr. Richardson oversaw operational plans and policies throughout the Company’s principal clusters in the United States and China, including matters related to overall regional strategic planning. These contributions supported the largest annual leasing volume in the Company’s history, as well as strengthened its operating portfolio and balance sheet. Mr. Richardson also represented the Company to tenants, partners, analysts, stockholders, and important members of the life science community, as well as the broader business community.

        Peter M. Moglia – Chief Investment Officer – As Chief Investment Officer, Mr. Moglia, in tandem with Mr. Marcus and other NEOs, was responsible for working with the Company’s regional leaders to maximize the value of the Company’s individual franchises through the execution of leases for existing space and build-to-suit opportunities, the acquisition of new properties, and the sale of select, non-core assets. Mr. Moglia also oversaw the Company’s real estate underwriting group, which provided computer modeling and market research to support the Company’s acquisition, leasing, and development activities. In addition, Mr. Moglia represented the Company at select investor meetings, providing insight into the Company’s strategy for mission-critical activities. During 2011, Mr. Moglia’s efforts contributed to the Company’s highest annual leasing activity by leased square-footage. As well, in 2011, Mr. Moglia oversaw the acquisition of strategically important operating real estate and sales of non-core assets. Mr. Moglia adds value to the Company by bringing effective leadership, a broad knowledge of real estate underwriting, and day-to-day management of our revenue-related activities.

Allocation of Compensation for NEOs

        The allocation of compensation among salary, cash incentive, equity incentive, and all other compensation, excluding changes in pension value and nonqualified deferred compensation earnings, for our NEOs for 2011 was as follows:

Compensation Element (using 2011 Summary Compensation Table amounts)	Joel S. Marcus	Dean A. Shigenaga	Stephen A. Richardson	Peter M. Moglia
Salary	10.7%	11.4%	11.8%	22.9%
Cash Incentive	5.3%(1)	5.7%	5.9%	11.4%
At-Risk Compensation (Equity Incentive)	66.4%	78.5%	78.3%	57.1%
All Other Compensation	17.6%(2)	4.4%	4.0%	8.6%

(1)
Half of Mr. Marcus’s cash incentive is at-risk performance-based compensation.

(2)
For Mr. Marcus, all other compensation included an annual $1 million tax gross-up reimbursement payment in connection with the vesting of restricted stock. This provision was included in his previous employment agreement to strongly encourage retention of vested restricted stock and thus further align Mr. Marcus’s interests with those of the Company’s stockholders; however, all future tax gross-ups have been eliminated from the new employment agreement. Because the new agreement has a potential duration of five years, the elimination of the tax gross-up payment represents a maximum reduction of an aggregate of $5 million of forgone compensation. If this $1 million tax gross-up payment were eliminated from the foregoing chart, the percentages for Mr. Marcus would have been: Salary (12.3%), Cash Incentive (6.2%), Equity Incentive (76.8%) and All Other Compensation (4.7%).

Base Salary

        The Committee views base salary as the fixed rate of pay for ongoing performance throughout the year that is required to attract, retain, and motivate executives. The base salaries of NEOs are determined in consideration of their position, scope of responsibilities and their personal expertise and experience. Executives are eligible for periodic increases in their base salary as a result of individual and company performance. The Committee annually reviews the performance of the NEOs, including their leadership, contribution to TSR, management, and stability of operations.

        For 2011, base salaries were as follows:

Named Executive Officer	2011 Base Salary
Joel S. Marcus	$785,000
Dean A. Shigenaga	$320,000
Stephen A. Richardson	$360,000
Peter M. Moglia	$295,000

Incentive Bonus

        Annual cash incentives for NEOs, if any, are intended to reflect the Committee’s belief that a significant portion of the annual compensation of each NEO should be contingent upon the performance of the Company, as well as the individual contribution of each NEO. In 2011, under his prior employment agreement, Mr. Marcus could receive a retention bonus equal to 50% of base salary, along with a performance bonus as determined in the sole discretion of the Board of Directors, provided that such bonus would be equal to not less than one-half of his annual salary if performance target levels were achieved. Under Mr. Marcus’s new employment agreement, 100% of annual incentive award opportunities will be tied to achievement of pre-established corporate and individual goals. The employment agreement for each of Messrs. Shigenaga, Richardson, and Moglia provides for bonuses that are solely discretionary. For 2011, Messrs. Marcus, Shigenaga, Richardson, and Moglia were eligible to receive discretionary cash incentive bonuses and restricted stock awards under the Company’s long-term compensation cash and stock-based incentive program adopted by the Committee. Performance-based cash bonuses and restricted stock awards under this program were made pursuant to the Company’s Amended and Restated 1997 Stock Award and Incentive Plan (the “1997 Incentive Plan”). For 2011, Messrs. Marcus, Shigenaga, Richardson, and Moglia received cash bonuses of $392,500, $160,000, $180,000, and $147,500, respectively. See “Assessment of Individual Performance” above for additional information.

Equity Incentives

        As determined by the Committee from time to time to be appropriate, the Company awards restricted stock as long-term incentives to motivate, reward, and retain its NEOs and other employees. The Company has not issued stock option awards since 2002. The Committee, which has responsibility for making awards of restricted stock under the Company’s 1997 Incentive Plan, believes that the Company’s long-term interests are best served when NEOs are primarily compensated through awards of stock-based awards. The 1997 Incentive Plan was established to provide the Company’s employees, including the Company’s NEOs, with incentives to further align their interests with those of its stockholders. Restricted stock awards to NEOs are based on a subjective evaluation of individual and Company performance that occurs over a period of one fiscal year or less and generally vest over three years based on continuing service.

        For services performed in 2011, Messrs. Marcus, Shigenaga, Richardson, and Moglia were granted restricted common stock awards of 67,000 shares, 30,000 shares, 32,500 shares, and 9,500 shares, respectively, with grant dates between June 20, 2011, and December 31, 2011 (see “2011 Grants of Plan-Based Awards Table” for more information). The restricted stock agreements for these shares provide for vesting dates based on continuing service over a three-year period. During these restricted periods, the shares may not be sold or transferred and will be subject to forfeiture in the event the officer’s employment with the Company is terminated by the Company for Cause (as defined in the applicable agreement) or, subject to the provisions of the applicable plan document, is terminated by the officer for any reason other than death or disability. The values of the awards of 67,000 shares, 30,000 shares, 32,500 shares, and 9,500 shares of restricted stock based on the market price on each respective grant date were $4,885,940, $2,195,850, $2,387,000, and $735,490 for Messrs. Marcus, Shigenaga, Richardson and Moglia, respectively. These grants are reflected in the Summary Compensation Table and 2011 Grants of Plan-Based Awards Table. See “Executive Compensation Tables and Discussion—Compensation of NEOs for Services Performed in 2011, 2010, and 2009,” “Summary Compensation Table,” and “2011 Grants of Plan-Based Awards Table” for more information.

Modifications to Mr. Marcus’s Employment Agreement

        In April 2012, after arm’s-length negotiations, the Company entered into an amended and restated three-year employment agreement with Mr. Marcus, which is designed to continue to better align his compensation with the interests of the Company and our stockholders, and reflect current good governance practices and is discussed in more detail under “—Potential Payments upon Termination or Change in Control” below. The new employment agreement includes a three-year term, with no automatic renewal thereafter, and a one-year (three-year in connection with a Change in Control) non-competition obligation following termination. The new agreement also includes an option, exercisable by either the Company or Mr. Marcus, for a two-year extension to serve as full-time Executive Chairman. The agreement has a “double trigger” provision for severance payments associated with qualifying termination of employment scenarios following a change in control. The new employment agreement does not contain provisions for (a) any Section 280G excise tax gross-up payments, (b) gross-up payment upon the vesting of shares of restricted stock, (c) certain payments upon non-renewal of the agreement, (d) automatic cost-of-living salary increases, and (e) guaranteed bonuses. The agreement also provides for a new cash incentive bonus and long-term equity incentive plan for Mr. Marcus, the key terms of which are described below.

        If the following levels of certain pre-established goals are met, Mr. Marcus’s cash incentive bonus will be based on the following percentages of his base salary: “Threshold”—75%, “Target”—150%, and “Maximum”—225%. Sixty percent of the potential incentive bonus is based on the achievement of pre-determined corporate performance measures, such as management of balance sheet, growth in net operating income, operating margins relative to peers and leasing activity and quality. These goals will be established at the beginning of each fiscal year. The remaining 40% is based on the achievement of pre-determined individual performance goals as established by the Committee. We believe this formulaic approach further strengthens the alignment of Mr. Marcus’s annual cash incentives with Company and individual performance.

        The Company has also implemented a new long-term equity incentive program for the President and Chief Executive Officer. This program is designed to (a) further motivate Mr. Marcus to enhance TSR in terms of both absolute and relative performance, (b) further align Mr. Marcus’s and stockholders’ interests, and (c) provide an additional incentive for Mr. Marcus to remain with the Company. Under this new program, the Chief Executive Officer will have a target annual equity award value of approximately $6.875 million, which may be adjusted up or down based on a subjective review by the Committee of the Company’s performance. Under the new program, Mr. Marcus’s long-term incentives will be provided (a) 50% in time-based restricted stock, (b) 25% in performance-based restricted stock that is based upon absolute TSR, as described in further detail below, and (c) 25% in performance-based restricted stock that is based upon relative TSR, as described in further detail below. The time-based restricted stock grants are subject to vesting over a three-year period. The performance-based components are each evaluated three times, once at the end of each of the three successive years after the grant is made, using a one-year TSR. Up to one-third of the total of each component of the performance-based portion of the award available can be awarded at each annual evaluation. Relative TSR is determined using the FTSE NAREIT Equity Office Index. The inclusion of a relative performance measure was considered necessary to ensure that the Company must outperform the industry in order to earn the full number of shares awarded.

        The absolute and relative hurdles under the new equity incentive plan are as follows:

Absolute Component		Relative Component
TSR Performance	% of Annual Award Earned	FTSE NAREIT Equity Office Index Performance	% of Award Earned
6%	33.3%	Index	50%
10%	100%	Index +3%	100%

        For performance above the minimum threshold but less than the maximum, Mr. Marcus would receive an award based on a sliding scale. For example, if absolute TSR were equal to 9%, Mr. Marcus would receive 83.3% of the maximum award that could be awarded at that evaluation, and if relative TSR were equal to the FTSE NAREIT Equity Office Index plus 2%, then Mr. Marcus would receive 83.3% of the maximum award that could be awarded at that evaluation. Additionally, if the maximum award for any of the annual performance periods is not earned, any excess TSR above the maximum threshold created during a prior or subsequent performance period may be applied to one of the other performance periods.

        In addition, in order to encourage Mr. Marcus to remain with the Company and contribute to our long-term success, Mr. Marcus received a $5 million restricted stock grant upon execution of his new employment agreement, which will be paid (a) $3 million in time-based restricted stock and (b) $2 million in performance-based restricted stock that is based upon the achievement of corporate performance measures, as described in further detail below. The time-based restricted stock grant is subject to vesting over the three-year agreement term. The performance-based restricted stock grant is evaluated three times, once at the end of each year of the contract, using corporate performance measures set by the Committee at the beginning of each year, including one or more of the following: compounded annual growth rate in normalized funds from operations per diluted share, compounded annual growth rate on investment in common stock, and funds from operations multiple. Up to one-third of the total performance-based restricted stock grant can be awarded at each annual evaluation. Additionally, Mr. Marcus’s annual base salary was increased to $895,000 to bring his base salary more in line with industry peers.

Pension Plan

        The Company’s Cash Balance Pension Plan (the “Pension Plan”) is designed to provide eligible employees of the Company, including the NEOs, with benefits upon retirement. The Board of Directors believes it is important to the Company’s attraction and retention objectives to provide a reasonable income replacement for the eligible employees, including NEOs, during retirement.

        Under the Pension Plan, a hypothetical account is established for each participant for recordkeeping purposes. Each year, a participant’s cash balance account is credited with a hypothetical employer contribution and with hypothetical earnings. These amounts are hypothetical because the hypothetical account balance must be converted into an annuity payable at Normal Retirement Age (as defined in the Pension Plan) (“NRA”). This future benefit at NRA can then be converted into a lump-sum benefit. The lump-sum distribution at NRA may be higher or lower, depending on interest rates in effect at that time. Hypothetical earnings are credited at a rate, compounded annually, equal to the rate for 30-year United States Treasury securities for the December preceding the applicable calendar year. The rate was 4.42% for 2011. Benefits under the Pension Plan are vested at all times, are obligations of the Company and are payable in the form of a lump sum or a single or joint and survivor annuity upon retirement, death, disability, other termination of employment, or retirement at or after the age of 62.

        The estimated annual total pension payable under the Pension Plan in the form of a single life annuity to the NEOs is as follows, assuming hypothetical earnings continue to accrue at current rates (2.98% for the 2012 plan year) and the NEOs retire at age 64 for Mr. Marcus and 62 for Messrs. Shigenaga, Richardson, and Moglia: Mr. Marcus, $157,860, Mr. Shigenaga, $16,241, Mr. Richardson, $14,557, and Mr. Moglia, $12,588. See the “Pension Benefits Table” for more information.

Deferred Compensation Plan

        The Company has in place its 2000 Deferred Compensation Plan (the “DC Plan”), which is an unfunded plan designed to permit compensation deferrals for a select group of the Company’s management or highly compensated employees.

        Eligibility to participate in the DC Plan is limited to employees of the Company who (a) qualify as accredited investors under the Securities Act of 1933, as amended, (b) fall within a select group of management or highly compensated employees for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (c) meet certain other eligibility requirements. Participants’ deferral amounts under the DC Plan are credited or charged, as the case may be, with the investment performance of mutual funds and other publicly traded securities designated by the participants and certain other investments designated by the Company. During 2011, the Company did not contribute any amount to participants’ accounts under the DC Plan in addition to the compensation deferred by the participants. See “Executive Compensation Tables and Discussion—Deferred Compensation Plan” for additional detail.

Aligning and Comparing Our Executive Compensation

        The Company continuously strives to improve its TSR relative to its peer group. The chart below shows the TSR of the Company and its peers over one, three and five years, and since each company’s initial public offering.

Alexandria Real Estate Equities, Inc.
Total Shareholder Return Comparison (1)

Company	1 Year TSR		3 Year TSR (2)		5 Year TSR		TSR since the Company’s May 1997 Initial Public Offering (3)
Boston Properties, Inc.	18.2%		98.3%		10.3%		763.7%
Brandywine Realty Trust	(13.5	) %	51.7%		(58.5	) %	36.3%
Digital Realty Trust, Inc.	35.4%		128.2%		134.0%		642.8%
Douglas Emmett, Inc.	12.8%		52.8%		(19.6	) %	2.3%
Highwoods Properties, Inc.	(1.8	) %	29.4%		(3.9	) %	167.8%
Parkway Properties, Inc.	(42.4	) %	(37.4	) %	(74.8	) %	(4.3	) %
SL Green Realty Corp.	(0.5	) %	171.4%		(43.2	) %	472.1%
Vornado Realty Trust	(4.6	) %	40.2%		(25.2	) %	364.4%
Alexandria Real Estate Equities, Inc.	(3.3	) %	25.4%		(19.3	) %	526.8%
MEDIAN	(1.8	) %	51.7%		(19.6	) %	364.4%

(1)
All TSR data represent total returns on common stock assuming reinvestment of all dividends.

(2)
The three-year TSR includes most of the recent severe economic recession. Although the Company did not outperform the peer median over this period, its share price did maintain a reasonable degree of stability. For further information, see next paragraph.

(3)
For each company that completed its initial public offering after May 1997, TSR represents that company’s TSR since its initial public offering.

        As indicated by the above table, the Company was at, near, or above the median for TSR for the one-year, five-year and post-initial public offering periods. The Company was below the median for the three-year period. However, the Company significantly improved its three-year TSR since last year, from (20.1%) to 25.44%. Additionally, when considering the three-year TSR measure, it is important to note that during the recession that began in 2008, the Company’s stock price remained much higher than those of most other REITs, many of which had stock prices that dipped into single digit figures. Thus, coming from lower prices, these REITs had more potential to recreate a higher percentage of value through share price increases; directly comparing TSRs since that time would unduly penalize the Company for maintaining a higher level of share price stability throughout the severe recession.

        Additionally, the Company’s TSR for the one-year period, five-year period, and period from its initial public offering in May 1997 to December 31, 2011, except its three-year TSR (see prior paragraph), was near or exceeded the median total return of the 21 REITs included in Citigroup’s list of office and specialty REITs included in its weekly REIT strategy report as of December 31, 2011.

        Based on the foregoing, including comparisons with the Company’s peers, the Committee has unanimously concluded that Mr. Marcus’s total compensation is fair, reasonable, and in the best interests of the Company and its stockholders. In reaching this conclusion, the Committee gave particular attention to (a) the Company’s performance over the past year and during its 15 years as a public company and (b) Mr. Marcus’s significant contribution to the Company’s continued success in 2011 and over his 15-year tenure, which includes the Company’s entire history as a public company. During that time, the Company has emerged as a unique company, providing a premium-priced, non-commodity product—high-quality, environmentally sustainable real estate, technical infrastructure, and services for the broad and diverse life science industry. Mr. Marcus’s unique combination of skills and experience makes him exceptionally well suited to lead the Company. Mr. Marcus’s tenure as Chief Executive Officer for the entire 15-year period since the Company’s initial public offering is longer than the tenure of the chief executive officers of all but one other public REIT in our peer group. The Company competes for executive talent with a large number of real estate investment companies, some of which have significantly larger market capitalization than the Company. We are a specialized company in a highly competitive industry, and our ability to attract, retain, and reward our NEOs, such as Mr. Marcus, and other key employees is essential to maintaining our competitive position in the our industry.

Performance since our Initial Public Offering in May 1997

        The performance graph below compares the cumulative total return on our common stock from our initial public offering in May 1997 to December 31, 2011, to the cumulative total return of the FTSE NAREIT All Equity REIT Index, the FTSE NAREIT Equity Office Index, the SNL US REIT Office Index, the Russell 2000 Index, and the S&P 500 Index. The graph assumes that $100 was invested on May 28, 1997, in our common stock, the FTSE NAREIT All Equity REIT Index, the FTSE NAREIT Equity Office Index, the SNL US REIT Office Index, the Russell 2000 Index, and the S&P 500 Index, and that all dividends were reinvested. The returns shown on the graph are not necessarily indicative of future performance.

	May 28,	December 31,
	1997	1999	2001	2003	2005	2007	2009	2011
Alexandria Real Estate Equities, Inc.	$100.00	$183.39	$258.34	$403.13	$604.29	$811.14	$556.65	$626.76
FTSE NAREIT All Equity REIT Index	$100.00	$90.94	$130.92	$186.40	$275.09	$313.24	$249.66	$345.90
FTSE NAREIT Equity Office Index	$100.00	$115.19	$166.40	$208.96	$291.38	$342.92	$273.93	$321.89
SNL US REIT Office Index	$100.00	$108.00	$154.26	$197.24	$271.14	$309.90	$241.53	$290.31
Russell 2000 Index	$100.00	$138.33	$137.49	$160.99	$199.17	$232.06	$195.40	$237.53
S&P 500 Index	$100.00	$179.57	$143.82	$144.17	$167.71	$204.87	$163.23	$191.78

Source : SNL Financial LC, Charlottesville, VA -- © 2012 -- www.snl.com

        To the extent permitted under the Securities Exchange Act of 1934, as amended, the performance graph above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall the information in the graphs be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates the graphs by reference into a filing.

Section 162(m) Policy

        Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally provides that publicly held companies may not deduct compensation paid to certain of their top executive officers to the extent such compensation exceeds $1 million per officer in any year. However, pursuant to regulations issued by the Treasury Department, limited exceptions to Section 162(m) apply with respect to performance-based compensation. The Company will continue to monitor the applicability of Section 162(m) to its ongoing compensation arrangements.

Compensation Policy and Risk Management

        The Company believes that the balanced utilization of the various elements of the Company’s employee compensation program:

  •
  Supports the achievement of competitive revenue, earnings, funds from operations, and cash performance in variable economic and industry conditions without undue risk; and

  •
  Mitigates the potential to reward risk-taking that may produce short-term results that appear in isolation to be favorable but that may undermine the successful execution of the Company’s long-term business strategy and destroy stockholder value.

        The Committee considers potential risks when reviewing and approving compensation programs and has designed the Company’s compensation programs with specific features to address potential risks while rewarding employees for achieving long-term financial and strategic objectives through balancing appropriate entrepreneurship and risk taking with the exercise of prudent business judgment. The Committee believes that the following risk oversight and compensation design features assist in guarding against excessive risk taking:

  •
  The Company’s processes for developing strategic and annual operating plans, approval of capital investments, internal control over financial reporting, and other financial, operational, and compliance policies and practices (See “Board of Directors and Executive Officers—Information on Board of Directors and its Committees—The Board’s Role in Risk Oversight” for a discussion of the role of the Board of Directors in the risk oversight process);

  •
  The diversified nature of the Company’s overall real estate asset base and tenant mix with respect to industries and markets served and geographic footprint;

  •
  Review and approval of corporate objectives by the Committee to ensure that these goals are aligned with the Company’s annual operating and strategic plans, achieve the proper risk/reward balance, and do not encourage unnecessary or excessive risk taking;

  •
  Competitive base salaries consistent with executives’ responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security;

  •
  Determination of stock awards based on a review of a variety of qualitative factors;

  •
  Stock compensation and vesting periods for stock awards that encourage executives to focus on sustained stock price appreciation;

  •
  A mix between cash and equity compensation that is designed to encourage strategies and actions that are in the long-term best interests of the Company;

  •
  Meaningful stock ownership guidelines for executive officers and directors; and

  •
  The recently adopted clawback policy allowing for the potential recovery of incentive awards paid to an NEO in the event of a material restatement of the Company’s financial results (other than a restatement caused by a change in applicable accounting rules or interpretations) resulting from actual fraud or willful unlawful misconduct by the NEO.

Executive Compensation Tables and Discussion

Compensation of Named Executive Officers for Services Performed in 2011, 2010, and 2009

        The following table sets forth the compensation awarded or paid to each of the Company’s named executive officers during 2011, 2010, and 2009.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)
Joel S. Marcus,	2011	785,000	392,500	4,885,940	75,547	1,296,334	7,435,321
Chief Executive Officer and President	2010	770,000	770,000	5,985,393	85,117	1,306,070	8,916,580
	2009	500,000	770,000	5,157,323	38,733	1,088,611	7,554,667
Dean A. Shigenaga,	2011	320,000	160,000	2,195,850	4,331	123,955	2,804,136
Chief Financial Officer	2010	315,000	325,000	2,992,696	2,062	112,196	3,746,954
	2009	305,000	305,000	1,256,488	1,082	50,726	1,918,296
Stephen A. Richardson,	2011	360,000	180,000	2,387,000	6,681	121,050	3,054,731
Chief Operating Officer
Peter M. Moglia,	2011	295,000	147,500	735,490	2,736	111,047	1,291,773
Chief Investment Officer

(1)
The dollar values of restricted stock awards set forth in this column are equal to the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), disregarding for this purpose the estimate of forfeitures. A discussion of the assumptions used in calculating the grant date fair value is set forth in Notes 2 and 15 of the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

(2)
Amounts for Mr. Marcus consist of $75,547, $63,568, and $38,733, for 2011, 2010, and 2009, respectively, representing the aggregate change in the actuarial present value of Mr. Marcus’s accumulated benefits under the Company’s Pension Plan, and $21,549 for 2010, representing above market or preferential earnings under the DC Plan. In 2011 and 2009, Mr. Marcus did not recognize above market or preferential earnings under the DC Plan. Amounts for Mr. Shigenaga for each year presented represent the aggregate change in the actuarial present value of Mr. Shigenaga’s accumulated benefits under the Company’s Pension Plan only. Amounts for Mr. Richardson consist of $4,577, representing the aggregate change in the actuarial present value of Mr. Richardson’s accumulated benefits under the Company’s Pension Plan, and $2,104, representing above market or preferential earnings under the DC Plan. Amount for Mr. Moglia represents the aggregate change in the actuarial present value of Mr. Moglia’s accumulated benefits under the Company’s Pension Plan only.

(3)
The amounts set forth in this column include the Company’s contribution to: (a) named executive officers’ employee accounts under the Company’s 401(k) plan and Pension Plan; (b) the Company’s profit sharing plan and executive profit sharing plan; (c) life insurance premiums; (d) medical premiums; and (e) disability premiums. The Company’s 2011 contribution to the Pension Plan account for Mr. Marcus was $224,602. The Company’s 2011 contribution to the Pension Plan for Messrs. Shigenaga, Richardson, and Moglia was $50,000 per officer. The Company’s 2011 contribution to the profit sharing plan account for Messrs. Marcus, Shigenaga, Richardson, and Moglia was $32,500 per officer. The Company paid medical premiums for Messrs. Marcus, Shigenaga, Richardson, and Moglia totaling $13,257, $27,794, $27,794, and $19,137, respectively during 2011. All Other Compensation for Mr. Marcus includes $16,810 in individual life insurance premiums paid by the Company in 2011 and tax gross-up payments of $1,000,000 per year in 2011, 2010, and 2009.

        The following table discloses the number of restricted stock awards granted in 2011 and the grant date fair value of these awards.

2011 GRANTS OF PLAN-BASED AWARDS TABLE

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
Joel S. Marcus	6/30/11	1,000	77,420
Joel S. Marcus	6/30/11	30,000	2,322,600
Joel S. Marcus	7/31/11	1,000	82,000
Joel S. Marcus	8/31/11	1,000	72,810
Joel S. Marcus	9/30/11	1,000	61,390
Joel S. Marcus	10/31/11	1,000	66,090
Joel S. Marcus	11/30/11	1,000	65,560
Joel S. Marcus	12/30/11	30,000	2,069,100
Joel S. Marcus	12/31/11	1,000	68,970
Dean A. Shigenaga	6/30/11	15,000	1,161,300
Dean A. Shigenaga	12/30/11	15,000	1,034,550
Stephen A. Richardson	6/30/11	17,500	1,354,850
Stephen A. Richardson	10/25/11	15,000	1,032,150
Peter M. Moglia	6/30/11	9,500	735,490

        The stock awards indicated in the table above were granted under the 1997 Incentive Plan. For further information regarding this plan, see “Compensation Discussion and Analysis—Compensation Components—Equity Incentives” above.

Employment Agreements

        The Company has employment agreements with each of Messrs. Marcus, Shigenaga, Richardson, and Moglia.

        Mr. Marcus’s employment agreement that was in effect during 2011 provided that he would serve as the Company’s Chief Executive Officer through December 31, 2010, with automatic one-year extensions thereafter until notice was given by Mr. Marcus or the Company. This employment agreement further provided for an annual retention bonus equal to 50% of his base salary and an annual performance bonus as determined in the sole discretion of the Board of Directors, provided that such bonus would be equal to not less than one-half of his annual salary if performance target levels were achieved. The agreement further provided for Mr. Marcus’s base salary to be increased annually by no less than a cost-of-living adjustment based on the consumer price index for Los Angeles, California. In 2011, Mr. Marcus’s base salary was increased in accordance with his employment agreement to $785,000 reflecting cost of living adjustments aggregating approximately 5% to his 2008 base salary. Under this employment agreement, Mr. Marcus was also entitled to a tax gross up payment, upon vesting of the restricted stock, equal to 40% of the value of the restricted stock not to exceed $1,000,000 per year. The agreement with Mr. Marcus also provided that during his term of employment, and the 12-month period following termination of employment, he would not engage in any activity that is competitive with the business of the Company.

        In April 2012, after arm’s-length negotiations, the Company entered into an amended and restated three-year employment agreement with Mr. Marcus. This new employment agreement provides for a base salary of $895,000 or such higher amount that the Company may determine. See “Compensation Discussion and Analysis—Allocation of Compensation for NEOs—Modifications to Mr. Marcus’s Employment Agreement” for additional information regarding this new employment agreement.

        Mr. Shigenaga’s employment agreement provides for at-will employment, a base salary of $320,000 to be increased annually by no less than a cost-of-living adjustment based on the consumer price index for Los Angeles, California, and eligibility to receive discretionary annual bonuses and periodic equity awards.

        Mr. Richardson’s employment agreement provides for at-will employment, a base salary of $360,000 to be increased annually by no less than a cost-of-living adjustment based on the consumer price index for San Francisco, California, and eligibility to receive discretionary annual bonuses and periodic equity awards. The agreement further provides that, in connection with his election to the position of Chief Operating Officer, Mr. Richardson receives 15,000 shares of restricted stock, one third of which will vest on each anniversary of the effective date of the agreement, commencing on October 25, 2012 and ending on October 25, 2014.

        Mr. Moglia’s employment agreement provides for at-will employment, a base salary of $295,000 to be increased annually by no less than a cost-of-living adjustment based on the consumer price index for Los Angeles, California, and eligibility to receive discretionary annual bonuses and periodic equity awards.

        For a description of the termination provisions in the employment agreements with each of Messrs. Marcus, Shigenaga, Richardson, and Moglia, see “—Potential Payments Upon Termination or Change in Control.”

Equity Awards

        The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2011, for the named executive officers. The table also shows unvested stock awards assuming a market value of $68.97 per share (the closing market price of the Company’s Common Stock on December 31, 2011).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)(1)	Number of Securities Underlying Unexercised Options (#)(1)
						Market Value of Shares or Units of Stock That Have Not Vested ($)
					Number of Shares or Units of Stock That Have Not Vested (#)(2)
			Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable
Joel S. Marcus	N/A	N/A	N/A	N/A	104,154	7,183,501
Dean A. Shigenaga	N/A	N/A	N/A	N/A	51,237	3,533,816
Stephen A. Richardson	N/A	N/A	N/A	N/A	47,500	3,276,075
Peter M. Moglia	100	N/A	43.50	3/16/12	17,166	1,183,939

(1)
The Company has not issued stock option awards since 2002. See “Compensation Discussion and Analysis—Compensation Components—Equity Incentives” above and Notes 2 and 15 of the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for additional information about the Company’s 1997 Incentive Plan.

(2)
Represent restricted stock awards granted pursuant to the 1997 Incentive Plan. Restricted stock awards for Mr. Marcus totaling 54,998, 34,162 and 14,994 will vest in 2012, 2013, and 2014, respectively. Restricted stock awards for Mr. Shigenaga totaling 26,664, 17,076, and 7,497 will vest in 2012, 2013, and 2014, respectively. Restricted stock awards for Mr. Richardson totaling 20,834, 15,833, and 10,833 will vest in 2012, 2013, and 2014, respectively. Restricted stock awards for Mr. Moglia totaling 7,833, 6,167, and 3,166 will vest in 2012, 2013, and 2014, respectively.

        The following table sets forth certain information regarding stock options exercised and vesting of restricted stock awards during 2011 for the named executive officers.

2011 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Joel S. Marcus	—	—	71,581	5,270,675
Dean A. Shigenaga	—	—	27,355	2,021,499
Stephen A. Richardson	—	—	14,166	912,731
Peter M. Moglia	14,900	1,144,867	5,667	360,432

(1)
Represent restricted stock awards granted pursuant to the 1997 Incentive Plan.

(2)
The “value realized on vesting” represents the number of shares of stock that vested multiplied by the market price of the Company’s Common Stock on the vesting date.

Pension Plan

        The following table discloses the years of credited service of, the actuarial present value of the accumulated benefits for, and payments during the last fiscal year to each named executive officer under the Pension Plan. For a more detailed description of the Pension Plan, see “Compensation Discussion and Analysis—Compensation Components—Pension Plan.”

PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Joel S. Marcus	Alexandria Real Estate Equities, Inc. Cash Balance Pension Plan	18	2,009,354	—
Dean A. Shigenaga	Alexandria Real Estate Equities, Inc. Cash Balance Pension Plan	11	152,316	—
Stephen A. Richardson	Alexandria Real Estate Equities, Inc. Cash Balance Pension Plan	12	158,120	—
Peter M. Moglia	Alexandria Real Estate Equities, Inc. Cash Balance Pension Plan	14	114,643	—

(1)
The present value of the accumulated benefit was calculated by adding (i) the beginning of year value of the hypothetical account balance of each named executive officer’s account under the Pension Plan, plus (ii) the hypothetical employer contributions accrued to such accounts for the year, plus (iii) interest earned on (i) above, which is equal to the rate for 30-year U.S. Treasury securities for the first month preceding the applicable plan year (December).

Deferred Compensation Plan

        The following table discloses contributions, earnings, and balances under the non-qualified deferred compensation plan for each of the named executive officers.

 2011 NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
Joel S. Marcus	269,426	—	99,774 (4)	—	2,532,186
Dean A. Shigenaga	—	—	6 (5)	—	21,813
Stephen A. Richardson	60,000	—	1,931 (6)	(55,626)	153,048
Peter M. Moglia	—	—	—	—	—

(1)
All contributions in this column are also included as compensation to the named executive officers in the “Salary” and “Bonus” columns of the Summary Compensation Table for 2011.

(2)
Advisory fees paid to the plan administrator have been deducted from aggregate earnings reported in this column.

(3)
The following amounts included in this column have been reported as compensation to the named executive officers in the “Salary” and “Bonus” columns of the Summary Compensation Table for 2010 and 2009 as follows:

	Executive Contributions by Year ($)
Name	2010	2009
Joel S. Marcus	192,665	266,625
Dean A. Shigenaga	—	21,750
(4)
None of the Aggregate Earnings reported for Mr. Marcus are included in the Summary Compensation Table because they do not represent above-market or preferential earnings.

(5)
None of the Aggregate Earnings reported for Mr. Shigenaga are included in the Summary Compensation Table because they do not represent above-market or preferential earnings.

(6)
Aggregate Earnings reported for Mr. Richardson include $2,104 representing above-market or preferential earnings and are included in the “Change in Pension Value and Nonqualified Deferred Compensation” column of the Summary Compensation Table for 2011.

        The Company has in place its Deferred Compensation (“DC”) Plan, which is an unfunded plan, designed to permit compensation deferrals for a select group of the Company’s management or highly compensated employees.

        Eligibility to participate in the DC Plan is limited to employees of the Company who (i) qualify as accredited investors under the Securities Act of 1933, as amended, (ii) fall within a select group of management or highly compensated employees for purposes of ERISA, and (iii) meet certain other eligibility requirements.

        Under the DC Plan, a participant may elect annually to defer up to 70% of the participant’s salary and up to 100% of the participant’s bonus, provided that the minimum deferral amount of any bonus must be $10,000 and the aggregate minimum deferral amount of any salary and bonus must be $10,000. A participant must make deferral elections during an election period that is prior to the beginning of the plan year in which the related compensation is earned.

        Participants’ deferral amounts under the DC Plan are credited or charged, as the case may be, with the investment performance of mutual funds and other publicly traded securities designated by the participants and certain other investments designated by the Company. The mutual funds, other publicly traded securities, and certain investments designated by the Company for the deemed investment of participants’ accounts under the DC Plan may change from time to time. Participants may change their investment selections prospectively on a daily basis by contacting the advisor associated with the DC Plan.

        Except with respect to certain VIP Grandfathered Amounts (defined below), a participant may elect to receive amounts deferred under the DC Plan on a date specified by the participant or upon the termination of such participant’s service with the Company. In the event of a participant’s termination of service, all vested amounts in the participant’s account under the DC Plan will be distributed in a lump sum upon such termination (or as soon as administratively feasible thereafter), except that the payment of any such amounts that are attributable to deferrals made on or after January 1, 2005, as adjusted for any gains and losses credited to such amounts (“409A Non-Grandfathered Amounts”), will be subject to a six-month delay following such termination (other than any termination due to death or disability). In addition, if a change of control (as defined under the DC Plan) occurs prior to any such date specified by the participant for distribution or the participant’s termination of service, payment of any vested 409A Non-Grandfathered Amounts will be made in a lump sum as soon as administratively feasible following the change of control.

        A participant’s account under the DC Plan may include amounts that were initially deferred under the Company’s 2000 Venture Investment Deferred Compensation Plan (“VIP”) prior to January 1, 2005, as adjusted for any gains and losses credited to such amounts (“VIP Grandfathered Amounts”). Any such vested amounts will be distributed to participants upon the occurrence of certain distribution events related to the investments designated by the Company for the deemed investment of such amounts, except that such amounts will continue to be deferred under the DC Plan if the participant had made an election at the time of initial deferral of such amounts under the VIP to further defer such amounts under the DC Plan following a distribution event and the participant has not terminated employment prior to the distribution event.

        With respect to amounts that are attributable to deferrals made under the DC Plan prior to January 1, 2005, as adjusted for any gains and losses credited to such amounts (“409A Grandfathered Amounts”), other than any VIP Grandfathered Amounts, a participant may elect to receive an early distribution of any such vested amounts if the participant experiences an unforeseeable emergency (as defined in the DC Plan). In addition, a participant may elect to receive an early distribution of any vested 409A Grandfathered Amounts, other than any VIP Grandfathered Amounts, credited to the participant’s account for any reason, provided that the amount distributed will be equal to 90% of the amount elected by the participant and the remaining 10% of the amount elected by the participant will be forfeited by the participant.

        During 2011, the Company did not contribute any amount to participants’ accounts under the DC Plan in addition to the compensation deferred by the participants.

Potential Payments upon Termination or Change in Control

        The discussion and tables below provide information regarding the incremental amount of compensation, if any, that would be paid to each of the named executive officers of the Company under various termination scenarios or a Change in Control.

Mr. Marcus

Employment Agreement in Effect During 2011

        Mr. Marcus’s employment agreement that was in effect during 2011 provided that if his employment was terminated by the Company without Cause or by Mr. Marcus for Good Reason (as such terms are defined in the agreement) or was terminated due to Mr. Marcus’s death or disability, or if the employment agreement was not renewed at the expiration of its term, he would be entitled to receive the following: (i) any earned and unpaid base salary; (ii) any earned and unpaid bonus; (iii) vested benefits under the Company’s employee benefit plans and reimbursable expenses; (iv) any deferred compensation; (v) a pro rata bonus for the portion of the year in which the termination occurred; (vi) a severance payment equal to three times Mr. Marcus’s aggregate compensation (unless termination was due to non-renewal of the employment agreement, in which case the severance payment would be equal to two times Mr. Marcus’s aggregate compensation); (vii) continued participation in the Company’s welfare and pension benefit plans for the three-year period following the date of termination, or, if earlier, until Mr. Marcus became entitled to such benefits through another employer; (viii) payment of full salary in lieu of all accrued vacation; (ix) outplacement services for 180 days following the date of termination (unless termination was due to death or disability); (x) full and immediate vesting of all outstanding and unvested equity or equity-based compensation awards and exercisability of all outstanding stock options for their full terms; and (xi) any other bonus payments which would have been payable except for such termination.

        If Mr. Marcus was terminated by the Company for Cause or Mr. Marcus terminated his employment other than for Good Reason during the term of Mr. Marcus’s employment agreement that was in effect during 2011, he would have received the following: (i) any earned and unpaid base salary; (ii) any earned and unpaid bonus; (iii) vested benefits under the Company’s employee benefit plans and reimbursable expenses; and (iv) any deferred compensation.

        If amounts payable to Mr. Marcus were subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, the Company would also have paid to Mr. Marcus an amount sufficient to offset the effects of the excise tax.

        Mr. Marcus’s employment agreement that was in effect during 2011 also provided that, upon a Change in Control (as defined in the agreement), all of Mr. Marcus’s equity or equity-based compensation would vest and all of his outstanding stock options would be exercisable for their full terms.

        The table below reflects the amount of compensation and benefits payable to Mr. Marcus under his employment agreement that was in effect during 2011 in the event of: (i) termination by the Company without Cause/termination by Mr. Marcus for Good Reason (including Change in Control); (ii) termination upon death or disability; (iii) termination due to non-renewal of his employment agreement; (iv) a Change in Control (without termination of his employment); and (v) termination by the Company for Cause/termination by Mr. Marcus other than for Good Reason. The amounts shown in the table below assume that the termination was effective upon December 31, 2011. The table does not include the pension benefits or nonqualified deferred compensation that would be paid to Mr. Marcus, which are set forth in the “Pension Benefits Table” and “2011 Nonqualified Deferred Compensation Table.” In addition, the table does not include the value of vested restricted stock and vested but unexercised stock options as of December 31, 2011.

	Termination by the Company Without Cause/Termination by Mr. Marcus for Good Reason (including Change in Control) ($)	Termination Upon Death or Disability ($)	Termination due to Non-renewal of Employment Agreement ($)	Change in Control Without Termination ($)	Termination by the Company for Cause/Termination by Mr. Marcus other than for Good Reason ($)
Cash Severance Payment	4,710,000	4,710,000	3,140,000	—	—
Earned Bonus	785,000	785,000	785,000	—	785,000
Acceleration of Equity Awards (1)	7,183,501	7,183,501	7,183,501	7,183,501	—
Three years of Continued Participation in Welfare & Pension Benefit Plans	117,697	117,697	117,697	—	—
Accrued Vacation	178,097	178,097	178,097	—	178,097
Outplacement Services	25,000	—	25,000	—	—
Excise Tax and Gross-Up	—	—	—	—	—

Total	12,999,295	12,974,295	11,429,295	7,183,501	963,097

(1)
Represents the value of unvested restricted stock awards based on the closing market price of the Company’s Common Stock of $68.97 per share on December 31, 2011, that would vest on an accelerated basis upon the occurrence of certain events. As of December 31, 2011, Mr. Marcus held no unvested stock options.

Employment Agreement in Effect for 2012

        Mr. Marcus’s 2012 Employment Agreement provides that if his employment is terminated by the Company without Cause or by Mr. Marcus for Good Reason (as such terms are defined in the agreement) or is terminated due to Mr. Marcus’s death or disability, he will be entitled to receive the following: (i) any earned and unpaid base salary; (ii) any earned and unpaid bonus; (iii) vested benefits under the Company’s employee benefit plans and reimbursable expenses; (iv) any deferred compensation; (v) a pro rata bonus for the portion of the year in which the termination occurs; (vi) a severance payment equal to (1) three times Mr. Marcus’s base salary plus (2) an amount equal to the average bonus paid to Mr. Marcus over the Company’s last three fiscal years preceding the year in which the termination of the 2012 Employment Agreement occurs; (vii) continued participation in the Company’s medical and dental benefit plans for the three-year period (or 18 month period if termination is due to death or disability) following the date of termination, or, if earlier, until Mr. Marcus enrolls in a plan of another employer under which he is entitled to receive such benefits; (viii) payment of full salary in lieu of all accrued but unused vacation; (ix) outplacement services for 180 days following the date of termination (unless termination is due to death or disability); (x) full and immediate vesting of all outstanding and unvested equity or equity-based compensation awards, the vesting of which otherwise depends only upon the passage of time or the satisfaction of individual performance criteria; (xi) if the applicable corporate or other performance goals are ultimately satisfied, the vesting of all awards of equity or equity-based compensation, the vesting of which otherwise depends upon the satisfaction of corporate performance criteria, in an amount equal to (1) the amount of the award multiplied by (2) a fraction (a) the numerator of which is the number of days during the performance period on which Mr. Marcus was employed and (b) the denominator of which is the number of days in the performance period; (xii) exercisability of all outstanding stock options for their full terms; (xiii) to the extent that any restricted stock award has not yet been granted for 2011, a fully vested restricted stock grant in an amount equal to the number of shares of restricted stock awarded in the year prior to the year in which the termination occurs, or, if higher, the average of the number of shares of restricted stock awarded for the second, third, and fourth fiscal years prior to the fiscal year in which the termination occurs (reduced by any grants already made for 2011); (xiv) for 2012 and thereafter, to the extent an annual restricted stock award has not been made with respect to the fiscal year prior to the fiscal year in which the termination occurs, a fully vested restricted stock grant in an amount equal to the number of shares of restricted stock awarded in the year prior to the year in which the termination occurs, or, if higher, the average of the number of shares of restricted stock awarded in the second, third, and fourth fiscal years prior to the fiscal year in which the termination occurs; and (xv) for 2012 and thereafter, a fully vested restricted stock grant in an amount equal to the number of shares of restricted stock awarded in the year prior to the year in which the termination occurs, or, if higher, the average of the number of shares of restricted stock awarded in the second, third, and fourth fiscal years prior to the fiscal year in which the termination occurs.

        If Mr. Marcus is terminated by the Company for Cause or Mr. Marcus terminates his employment other than for Good Reason, he will be entitled to receive the following: (i) any earned and unpaid base salary; (ii) any earned and unpaid bonus; (iii) vested benefits under the Company’s employee benefit plans and reimbursable expenses; and (iv) any deferred compensation. In addition, if the termination by Mr. Marcus is on or after attainment of age 69, he shall be entitled to receive the following: (i) continued participation in the Company’s medical and dental benefit plans for the three-year period following the date of termination, or, if earlier, until Mr. Marcus becomes entitled to such benefits through another employer; (ii) payment of full salary in lieu of all accrued but unused vacation; and (iii) outplacement services for 180 days following the date of termination (unless termination is due to death or disability).

        The 2012 Employment Agreement also provides that, upon a Change in Control (as defined in the agreement) (i) any and all equity or equity-based compensation, the vesting of which depends only upon the passage of time, will vest; (ii) any and all awards of equity or equity-based compensation, the vesting of which depends upon the satisfaction of performance criteria, shall vest in an amount equal to (A) the amount of the award that would have been earned if the target level of performance had been achieved, multiplied by (B) a fraction (x) the numerator of which is the number of days during the performance period on which Mr. Marcus was employed and (y) the denominator of which is the number of days in the performance period, and (iii) any and all options will be exercisable for their full terms.

        If payments provided to Mr. Marcus under the 2012 Employment Agreement would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then Mr. Marcus is entitled to receive (i) an amount limited so that no portion thereof shall be subject to an excise tax under Section 4999 of the Code (the “Limited Amount”), or (ii) if the amount otherwise payable under the 2012 Employment Agreement reduced by the excise tax imposed by Section 4999 of the Code is greater than the Limited Amount, the amount otherwise payable under the 2012 Employment Agreement.

        The table below reflects the amount of compensation and benefits payable to Mr. Marcus under his 2012 Employment Agreement in the event of: (i) termination by the Company without Cause/termination by Mr. Marcus for Good Reason (including Change in Control); (ii) termination upon death or disability; (iii) a Change in Control (without termination of his employment); and (iv) termination by the Company for Cause/termination by Mr. Marcus other than for Good Reason. The amounts shown in the table below assume that the termination was effective upon December 31, 2011. The table does not include the pension benefits or nonqualified deferred compensation that would be paid to Mr. Marcus, which are set forth in the “Pension Benefits Table” and “2011 Nonqualified Deferred Compensation Table.” In addition, the table does not include the value of vested restricted stock and vested but unexercised stock options as of December 31, 2011. Because the payments to be made to Mr. Marcus depend on several factors, the actual amounts to be paid out upon Mr. Marcus’s termination of employment can only be determined at the time of his separation from the Company.

	Termination by the Company Without Cause/Termination by Mr. Marcus for Good Reason (including Change in Control) ($)	Termination Upon Death or Disability ($)	Change in Control Without Termination ($)	Termination by the Company for Cause/Termination by Mr. Marcus other than for Good Reason ($)
Cash Severance Payment	4,645,000	4,645,000	—	—
Pro-Rata Bonus	785,000	785,000	—	—
Restricted Stock Grants	4,138,200	4,138,200	—	—
Acceleration of Equity Awards (1)	7,183,501	7,183,501	7,183,501	—
Continued Participation in Medical & Dental Benefit Plans	117,697	58,848	—	—
Accrued Vacation	178,097	178,097	—	178,097
Outplacement Services	25,000	—	—	—
Excise Tax and Gross-Up	—	—	—	—

Total	17,072,495	16,988,646	7,183,501	178,097

(1)
Represents the value of unvested restricted stock awards based on the closing market price of the Company’s Common Stock of $68.97 per share on December 31, 2011, that would vest on an accelerated basis upon the occurrence of certain events. As of December 31, 2011, Mr. Marcus held no unvested stock options.

Mr. Shigenaga

        Mr. Shigenaga’s employment agreement provides that if his employment is terminated for any reason (including termination by the Company for Cause (as defined in the agreement) or resignation by Mr. Shigenaga), he will be entitled to receive all accrued and unused vacation, unpaid base salary, and unpaid bonus earned through his last day of employment. If the agreement terminates upon Mr. Shigenaga’s death or Disability (as defined in the agreement), the Company shall provide Mr. Shigenaga with the following benefits in addition to the payments described in the preceding sentence: (i) a severance payment equal to one year of base salary and (ii) accelerated vesting of any unvested equity awards previously granted to Mr. Shigenaga.

        The employment agreement provides that if the Company terminates Mr. Shigenaga’s employment without Cause or Mr. Shigenaga resigns for Good Reason (as defined in the agreement) not in connection with a Change in Control (as defined in the agreement), Mr. Shigenaga is entitled to receive severance generally equal to one year of base salary and a bonus equal to the cash bonus Mr. Shigenaga earned for the previous year (or the year prior to the previous year if the bonus for the previous year has not been determined prior to termination). The agreement further provides that if, upon or within two years following a Change in Control, the Company terminates the agreement without Cause or Mr. Shigenaga terminates the agreement for Good Reason, Mr. Shigenaga is entitled to receive severance generally equal to two years of his base salary and a bonus equal to two times the cash bonus amount he earned for the previous year (or the year prior to the previous year if the bonus for the previous year has not been determined prior to termination). In any of the foregoing cases, all of Mr. Shigenaga’s unvested shares of restricted stock in the Company will vest on his last day of employment and Mr. Shigenaga will receive a prorated grant of fully vested stock based on the Company’s grant to him for the prior year and the number of days employed in the year of termination and an additional grant of restricted stock (on a fully vested basis) equal to the higher of the number of shares of restricted stock that the Company had determined to grant to Mr. Shigenaga for the prior year, but had not yet granted as of termination, or the average number of shares of restricted stock granted to Mr. Shigenaga for the second, third, and fourth years prior to the year in which Mr. Shigenaga’s employment terminates.

        The employment agreement also provides that if the Company terminates Mr. Shigenaga’s employment without Cause, or Mr. Shigenaga terminates his employment for Good Reason, the Company will pay the applicable premiums for Mr. Shigenaga’s continued coverage under the Company’s health insurance plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for up to 12 months after his last day of employment with the Company, or a taxable payment calculated such that the after-tax amount of the payment would be equal to the applicable COBRA health insurance premiums if the Company determines that it cannot pay COBRA premiums without a substantial risk of violating applicable law.

        The table below reflects the amount of compensation and benefits payable to Mr. Shigenaga under his employment agreement and pursuant to the 1997 Incentive Plan in the event of: (i) termination by the Company without Cause on, or within two years following, a Change in Control/termination by Mr. Shigenaga for Good Reason on, or within two years following, a Change in Control; (ii) termination by the Company without Cause/termination by Mr. Shigenaga for Good Reason not in connection with a Change in Control; (iii) termination upon death or disability; (iv) Change in Control without termination; and (v) termination by the Company for Cause/termination by Mr. Shigenaga other than for Good Reason. The amounts shown in the table below assume that the termination was effective as of December 31, 2011. The table does not include the pension benefits or nonqualified deferred compensation that would be paid to Mr. Shigenaga, which are set forth in the “Pension Benefits Table” and “2011 Nonqualified Deferred Compensation Table” above. In addition, the table does not include the value of vested restricted stock and vested but unexercised stock options as of December 31, 2011. Because the payments to be made to Mr. Shigenaga depend on several factors, the actual amounts to be paid out upon Mr. Shigenaga’s termination of employment can only be determined at the time of his separation from the Company.

Compensation/Benefit	Termination by the Company Without Cause on, or Within Two Years Following, a Change in Control/ Termination by Mr. Shigenaga for Good Reason on, or Within Two Years Following, a Change in Control ($)	Termination by the Company Without Cause/Termination by Mr. Shigenaga for Good Reason not in Connection with a Change in Control ($)	Termination Upon Death or Disability ($)	Change in Control Without Termination ($)	Termination by the Company for Cause/Termination by Mr. Shigenaga other than for Good Reason ($)
Cash Severance Payment	1,290,000	645,000	645,000	—	—
Restricted Stock Grants	2,069,100	2,069,100	2,069,100	—	—
Acceleration of Equity Awards (1)	3,533,816	3,533,816	3,533,816	3,533,816	—
One year of Continued Health Benefits	41,455	41,455	41,455	—	—
Accrued Vacation	37,151	37,151	37,151	—	37,151
Excise Tax and Gross Up	—	—	—	—	—

Total	6,971,522	6,326,522	6,326,522	3,533,816	37,151

(1)
Represents the value of unvested restricted stock awards based on the closing market price of the Company’s Common Stock of $68.97 per share on December 31, 2011, that would vest on an accelerated basis upon the occurrence of certain events. As of December 31, 2011, Mr. Shigenaga held no unvested stock options.

Mr. Richardson

        Mr. Richardson’s employment agreement provides that if his employment is terminated for any reason (including termination by the Company for Cause (as defined in the agreement) or resignation by Mr. Richardson), he will be entitled to receive all accrued and unused vacation, unpaid base salary, and unpaid bonus earned through his last day of employment. If the agreement terminates upon Mr. Richardson’s death or Disability (as defined in the agreement), the Company shall provide Mr. Richardson with the following benefits in addition to the payments described in the preceding sentence: (i) a severance payment equal to one year of base salary and (ii) accelerated vesting of any unvested equity awards previously granted to Mr. Richardson.

        The employment agreement provides that if the Company terminates Mr. Richardson’s employment without Cause or Mr. Richardson resigns for Good Reason (as defined in the agreement) not in connection with a Change in Control (as defined in the agreement), Mr. Richardson is entitled to receive severance generally equal to one year of base salary and a bonus equal to the cash bonus Mr. Richardson earned for the previous year (or the year prior to the previous year if the bonus for the previous year has not been determined prior to termination). The agreement further provides that if, upon or within two years following a Change in Control, the Company terminates the agreement without Cause or Mr. Richardson terminates the agreement for Good Reason, Mr. Richardson is entitled to receive severance generally equal to two years of his base salary and a bonus equal to two times the cash bonus amount he earned for the previous year (or the year prior to the previous year if the bonus for the previous year has not been determined prior to termination). In any of the foregoing cases, all of Mr. Richardson’s unvested shares of restricted stock in the Company will vest on his last day of employment and Mr. Richardson will receive a prorated grant of fully vested stock based on the Company’s grant to him for the prior year and the number of days employed in the year of termination and an additional grant of restricted stock (on a fully vested basis) equal to the higher of the number of shares of restricted stock that the Company had determined to grant to Mr. Richardson for the prior year, but had not yet granted as of termination, or the average number of shares of restricted stock granted to Mr. Richardson for the second, third, and fourth years prior to the year in which Mr. Richardson’s employment terminates.

        The employment agreement also provides that if the Company terminates Mr. Richardson’s employment without Cause, or Mr. Richardson terminates his employment for Good Reason, the Company will pay the applicable premiums for Mr. Richardson’s continued coverage under the Company’s health insurance plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for up to 12 months after his last day of employment with the Company, or a taxable payment calculated such that the after-tax amount of the payment would be equal to the applicable COBRA health insurance premiums if the Company determines that it cannot pay COBRA premiums without a substantial risk of violating applicable law.

        The table below reflects the amount of compensation and benefits payable to Mr. Richardson under his employment agreement and pursuant to the 1997 Incentive Plan in the event of: (i) termination by the Company without Cause on, or within two years following, a Change in Control/termination by Mr. Richardson for Good Reason on, or within two years following, a Change in Control; (ii) termination by the Company without Cause/termination by Mr. Richardson for Good Reason not in connection with a Change in Control; (iii) termination upon death or disability; (iv) Change in Control without termination; and (v) termination by the Company for Cause/termination by Mr. Richardson other than for Good Reason. The amounts shown in the table below assume that the termination was effective as of December 31, 2011. The table does not include the pension benefits or nonqualified deferred compensation that would be paid to Mr. Richardson, which are set forth in the “Pension Benefits Table” and “2011 Nonqualified Deferred Compensation Table” above. In addition, the table does not include the value of vested restricted stock and vested but unexercised stock options as of December 31, 2011. Because the payments to be made to Mr. Richardson depend on several factors, the actual amounts to be paid out upon Mr. Richardson’s termination of employment can only be determined at the time of his separation from the Company.

Compensation/Benefit	Termination by
the Company
Without Cause
on, or Within
Two Years
Following, a
Change in
Control/
Termination by
Mr. Richardson
for Good Reason
on, or Within
Two Years
Following, a
Change in
	Control ($)	Termination by the Company Without Cause/Termination by Mr. Richardson for Good Reason not in Connection with a Change in Control ($)	Termination Upon Death or Disability ($)	Change in Control Without Termination ($)	Termination by the Company for Cause/Termination by Mr. Richardson other than for Good Reason ($)
Cash Severance Payment	1,620,000	660,000	660,000	—	—
Restricted Stock Grants	1,237,950	1,237,950	1,237,950	—	—
Acceleration of Equity Awards (1)	3,276,075	3,276,075	3,276,075	3,276,075	—
One year of Continued Health Benefits	41,455	41,455	41,455	—	—
Accrued Vacation	9,336	9,336	9,336	—	9,336
Excise Tax and Gross Up	—	—	—	—	—

Total	6,184,816	5,224,816	5,224,816	3,276,075	9,336

(1)
Represents the value of unvested restricted stock awards based on the closing market price of the Company’s Common Stock of $68.97 per share on December 31, 2011, that would vest on an accelerated basis upon the occurrence of certain events. As of December 31, 2011, Mr. Richardson held no unvested stock options.

Mr. Moglia

        Mr. Moglia’s employment agreement provides that if his employment is terminated for any reason (including termination by the Company for Cause (as defined in the agreement) or resignation by Mr. Moglia), he will be entitled to receive all accrued and unused vacation, unpaid base salary, and unpaid bonus earned through his last day of employment. If the agreement terminates upon Mr. Moglia’s death or Disability (as defined in the agreement), the Company shall provide Mr. Moglia with the following benefits in addition to the payments described in the preceding sentence: (i) a severance payment equal to one year of base salary and (ii) accelerated vesting of any unvested equity awards previously granted to Mr. Moglia.

        The employment agreement provides that if the Company terminates Mr. Moglia’s employment without Cause or Mr. Moglia resigns for Good Reason (as defined in the agreement) not in connection with a Change in Control (as defined in the agreement), Mr. Moglia is entitled to receive severance generally equal to one year of base salary and a bonus equal to the cash bonus Mr. Moglia earned for the previous year (or the year prior to the previous year if the bonus for the previous year has not been determined prior to termination). The agreement further provides that if, upon or within two years following a Change in Control, the Company terminates the agreement without Cause or Mr. Moglia terminates the agreement for Good Reason, Mr. Moglia is entitled to receive severance generally equal to one and one-half years of his base salary and a bonus equal to one and one-half times the cash bonus amount he earned for the previous year (or the year prior to the previous year if the bonus for the previous year has not been determined prior to termination). In any of the foregoing cases, all of Mr. Moglia’s unvested shares of restricted stock in the Company will vest on his last day of employment and Mr. Moglia will receive a prorated grant of fully vested stock based on the Company’s grant to him for the prior year and the number of days employed in the year of termination and an additional grant of restricted stock (on a fully vested basis) equal to the higher of the number of shares of restricted stock that the Company had determined to grant to Mr. Moglia for the prior year, but had not yet granted as of termination, or the average number of shares of restricted stock granted to Mr. Moglia for the second, third, and fourth years prior to the year in which Mr. Moglia’s employment terminates.

        The employment agreement also provides that if the Company terminates Mr. Moglia’s employment without Cause, or Mr. Moglia terminates his employment for Good Reason, the Company will pay the applicable premiums for Mr. Moglia’s continued coverage under the Company’s health insurance plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for up to 12 months after his last day of employment with the Company, or a taxable payment calculated such that the after-tax amount of the payment would be equal to the applicable COBRA health insurance premiums if the Company determines that it cannot pay COBRA premiums without a substantial risk of violating applicable law.

        The table below reflects the amount of compensation and benefits payable to Mr. Moglia under his employment agreement and pursuant to the 1997 Incentive Plan in the event of: (i) termination by the Company without Cause on, or within two years following, a Change in Control/termination by Mr. Moglia for Good Reason on, or within two years following, a Change in Control; (ii) termination by the Company without Cause/termination by Mr. Moglia for Good Reason not in connection with a Change in Control; (iii) termination upon death or disability; (iv) Change in Control without termination; and (v) termination by the Company for Cause/termination by Mr. Moglia other than for Good Reason. The amounts shown in the table below assume that the termination was effective as of December 31, 2011. The table does not include the pension benefits or nonqualified deferred compensation that would be paid to Mr. Moglia, which are set forth in the “Pension Benefits Table” and “2011 Nonqualified Deferred Compensation Table” above. In addition, the table does not include the value of vested restricted stock and vested but unexercised stock options as of December 31, 2011. Because the payments to be made to Mr. Moglia depend on several factors, the actual amounts to be paid out upon Mr. Moglia’s termination of employment can only be determined at the time of his separation from the Company.

Compensation/Benefit	Termination by the Company Without Cause on, or Within Two Years Following, a Change in Control/ Termination by Mr. Moglia for Good Reason on, or Within Two Years Following, a Change in Control ($)	Termination by the Company Without Cause/Termination by Mr. Moglia for Good Reason not in Connection with a Change in Control ($)	Termination Upon Death or Disability ($)	Change in Control Without Termination ($)	Termination by the Company for Cause/Termination by Mr. Moglia other than for Good Reason ($)
Cash Severance Payment	1,040,000	520,000	520,000	—	—
Restricted Stock Grants	620,730	620,730	620,730	—	—
Acceleration of Equity Awards (1)	1,183,939	1,183,939	1,183,939	1,183,939	—
One year of Continued Health Benefits	28,547	28,547	28,547	—	—
Accrued Vacation	41,459	41,459	41,459	—	41,459
Excise Tax and Gross Up	—	—	—	—	—

Total	2,914,675	2,394,675	2,394,675	1,183,939	41,459

(1)
Represents the value of unvested restricted stock awards based on the closing market price of the Company’s Common Stock of $68.97 per share on December 31, 2011, that would vest on an accelerated basis upon the occurrence of certain events. As of December 31, 2011, Mr. Moglia held no unvested stock options.

Director Compensation

2011 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Joel S. Marcus (2)	—	—	—	—
James H. Richardson (3)	18,688	—	128,486	147,174
Richard B. Jennings	179,000	110,007	—	289,007
John L. Atkins, III	106,000	110,007	—	216,007
Richard H. Klein	144,000	110,007	—	254,007
Martin A. Simonetti	118,000	110,007	—	228,007
Alan G. Walton	123,000	110,007	—	233,007

(1)
The dollar value of restricted stock awards set forth in this column is equal to the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, disregarding for this purpose the estimate of forfeitures. On December 30, 2011, each independent director was granted restricted stock under the 1997 Incentive Plan as compensation for their services as directors for 2012. As of December 31, 2011, Messrs. Jennings, Atkins, Klein, and Simonetti, and Dr. Walton held 3,956 aggregate shares of unvested restricted stock awards, per independent director. In addition, as of December 31, 2011, Mr. Jennings held 18,935 phantom stock units of the Company’s Deferred Compensation Plan for Directors.

(2)
Joel S. Marcus, the Company’s Chief Executive Officer was an employee of the Company in 2011 and thus received no compensation for his services as director. The compensation received by Mr. Marcus as a named executive officer of the Company is shown in the Summary Compensation Table.

(3)
James H. Richardson, a senior management consultant to the Company, received compensation aggregating $147,174 for services provided to the Company in 2011, consisting of $18,688 for services relating to his duties as a director and $128,486 for non-director related consulting services (which amount includes reimbursement of health care insurance premiums). Mr. Richardson did not receive fees or restricted stock awards provided to independent directors. As of December 31, 2011, Mr. Richardson held 5,832 shares of unvested restricted stock awards and no option awards.

        In 2011, the Company paid each independent director an annual fee of $100,000. Directors who chaired committees received the following additional annual fees: Lead Director, $35,000; Audit Committee Chairperson, $30,000; Compensation Committee Chairperson, $20,000; and Nominating & Governance Committee Chairperson, $15,000. In addition, the non-chairperson members of the following committees received the following additional annual fees: Audit Committee non-chairperson member, $12,000; Compensation Committee non-chairperson member, $8,000; Nominating & Governance Committee non-chairperson member, $6,000; and Pricing Committee non-chairperson member, $6,000.

        Independent directors are also eligible to receive restricted stock awards under the 1997 Incentive Plan equal to a fixed dollar amount of $110,000 based on the Company’s closing stock price as of the grant date as compensation for their services as directors. These restricted stock awards generally will vest over a period of three years.

        The Company’s Deferred Compensation Plan for Directors (the “Directors DC Plan”) established in December 2001 permits non-employee directors to elect to defer receipt of their annual compensation, meeting fees, and restricted stock awards.

        Non-employee directors are required to own shares of the Company’s common stock worth three times the cash portion of their annual directors’ retainer.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table provides information regarding the beneficial ownership of Common Stock as of April 20, 2012, by (1) each of the Company’s directors, (2) each of the named executive officers, (3) all directors and named executive officers as a group, and (4) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock. This table is based on information provided to the Company or filed with the Securities and Exchange Commission by the Company’s directors, named executive officers and principal stockholders. Except as otherwise indicated, the Company believes, based on such information, that the beneficial owners of the Common Stock listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

	Number of Shares Beneficially Owned (1)
Name and Address of Beneficial Owner (2)	Number	Percent
Joel S. Marcus (3)	388,352	*
Dean A. Shigenaga	68,099	*
Stephen A. Richardson	58,657	*
Peter M. Moglia	22,833	*
Richard B. Jennings	10,892	*
John L. Atkins, III	11,342	*
Maria C. Freire	1,000	*
Richard H. Klein	5,292	*
James H. Richardson (4)	145,000	*
Martin A. Simonetti	8,192	*
Alan G. Walton	8,708	*
Named executive officers and directors as a group (ten persons) (5)	727,367	1.17%
The Vanguard Group, Inc. (6)	6,481,181	10.45%
Cohen & Steers, Inc. (7)	5,701,371	9.19%
BlackRock, Inc. (8)	4,793,261	7.73%
Stichting Pensioenfonds ABP (9)	3,117,287	5.02%

*
less than 1%.

(1)
Beneficial ownership of shares is determined in accordance with the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has the right to acquire ownership within 60 days after April 20, 2012. Percentage ownership is based on 62,042,640 shares of Common Stock outstanding on April 20, 2012.

(2)
Unless otherwise indicated, the business address of each beneficial owner is c/o Alexandria Real Estate Equities, Inc., 385 E. Colorado Boulevard, Suite 299, Pasadena, California 91101.

(3)
Includes 388,352 shares held by the Joel and Barbara Marcus Family Trust, of which Mr. Marcus is the trustee.

(4)
Includes 136,750 shares held by the 2006 Restatement of the Richardson Family Trust, of which Mr. Richardson is the trustee.

(5)
See notes (1) through (3) above.

(6)
Derived solely from information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on April 10, 2012, by the Vanguard Group, Inc. (“Vanguard”). Address: 100 Vanguard Boulevard, Malvern, Pennsylvania, 19355. According to the Schedule 13G/A, Vanguard has sole and shared voting power over 151,531, and 52,870 shares, respectively. Vanguard has sole and shared dispositive power over 6,370,710 and 110,471 shares, respectively. The Vanguard Specialized Funds-Vanguard REIT Index Fund (the “Vanguard REIT Index Fund”), also filed a Schedule 13G/A with the Securities and Exchange Commission on January 27, 2012, reporting beneficial ownership of 3,432,285 shares and that it has sole voting power over those shares. According to the Schedule 13G/A filed by the Vanguard REIT Index Fund, the address of Vanguard REIT Index Fund is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Vanguard has confirmed that the

  3,432,285 shares reported as beneficially owned by the Vanguard REIT Index Fund as of December 31, 2011, in its Schedule 13G/A are included in the 6,481,181 shares reported as beneficially owned by Vanguard in its Schedule 13G/A.

(7)
Derived solely from information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2012, Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc. and Cohen & Steers Europe S.A., collectively, may be deemed to beneficially own an aggregate of 5,701,371 shares. The business address for Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. is 280 Park Avenue, 10th Floor, New York, NY 10017. The business address for Cohen & Steers Europe S.A. is Chausee de la Hulpe 116, 1170 Brussels, Belgium.

(8)
Derived solely from information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2012 by the BlackRock, Inc. Address: 40 East 52nd Street, New York, New York, 10022. According to the Schedule 13G/A, BlackRock, Inc. has sole voting power and sole dispositive power with respect to all 4,793,261 shares.

(9)
Derived solely from information contained in a Schedule 13G filed by Stichting Pensioenfonds ABP with the Securities and Exchange Commission on February 14, 2012 and a Schedule 13G filed by APG Asset Management US Inc. with the Securities and Exchange Commission on February 14, 2012. The address of APG Asset Management US Inc. is 666 Third Avenue, New York, NY 10017. The Schedule 13G filed by Stichting Pensioenfonds ABP states that Stichting Pensioenfonds ABP has sole voting and dispositive power over 3,117,287 shares. The Schedule 13G filed by APG Asset Management US Inc. states that each of APG Asset Management US Inc., APG Group, and APG All Pensions Group NV has sole voting and dispositive power over all such shares.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and officers and beneficial owners of more than 10% of any class of equity securities of the Company to file reports of their ownership of, and changes in that ownership, with the Securities and Exchange Commission, the New York Stock Exchange and the Company. Based solely on the Company’s review of copies of such forms received by it and written representations from certain reporting persons, the Company believes that all such Securities and Exchange Commission filing requirements were timely met.

PROPOSAL NUMBER TWO—RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

        The Audit Committee has appointed Ernst & Young LLP to be the Company’s independent registered public accountants for the year ending December 31, 2012. Ernst & Young LLP has advised the Company that it does not have any direct or indirect financial interest in the Company. Representatives of Ernst & Young LLP are expected to attend the annual meeting and will be given the opportunity to make a statement if they choose to do so. They will also be available to respond to appropriate questions.

        Before appointing Ernst & Young LLP, the Audit Committee carefully considered Ernst & Young LLP’s qualifications, including the firm’s performance as independent registered public accountants for the Company in prior years and its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee also considered whether Ernst & Young LLP’s provision of non-audit services to the Company is compatible with that firm’s independence from the Company.

        Stockholders will be asked at the annual meeting to consider and vote upon the ratification of the appointment of Ernst & Young LLP. If the stockholders ratify the appointment, the Audit Committee may still, in its discretion, appoint a different independent registered public accounting firm at any time during the year 2012 if it concludes that such a change would be in the best interests of the Company. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider, but not necessarily rescind, the appointment of Ernst & Young LLP.

Fees Billed by Independent Registered Public Accountants

        The Securities and Exchange Commission requires disclosure of the fees billed by the Company’s independent registered public accountants for certain services. All audit and non-audit services were pre-approved by the Audit Committee. The following table sets forth the aggregate fees billed by Ernst & Young LLP during the fiscal years ended December 31, 2011 and 2010:

	2011	2010
Fees Billed:
Audit Fees	$844,000	$755,000
Audit-Related Fees	—	—
Tax Fees	717,000	631,000
All Other Fees	3,000	3,000

Total	$1,564,000	$1,389,000

        Audit Fees include amounts billed to the Company related to the audit of the Company’s consolidated financial statements, review of the Company’s quarterly financial statements and other services provided in connection with statutory and regulatory filings.

        Tax Fees in 2011 and 2010 represent tax return preparation and compliance services (including cost segregation studies).

        All Other Fees include amounts billed to the Company related to the fees for Ernst & Young LLP’s on-line technical research database tools.

Audit Committee Pre-Approval Policy

        The Audit Committee approves, prior to engagement, all audit and non-audit services provided by Ernst & Young LLP and all fees to be paid for such services. All services are considered and approved on an individual basis. In its pre-approval and review of non-audit services, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditors’ independence.

Required Vote and Board of Directors Recommendation

        The affirmative vote of a majority of the votes cast on the matter at the annual meeting will be required to ratify the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accountants for the fiscal year ending December 31, 2012.

        The Board of Directors unanimously recommends a vote FOR Proposal Number Two.

 PROPOSAL NUMBER THREE—NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14A to the Securities Exchange Act of 1934, which requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executives officers as disclosed in this Proxy Statement in accordance with the Securities and Exchange Commission’s compensation disclosure rules.

        As described in detail under the heading “Compensation Discussion and Analysis,” our compensation philosophy supports our key business objectives of creating value for, and promoting the interests of, our stockholders. In order to align the interests of our NEOs with those of our stockholders, we believe that each NEO’s total annual cash compensation should vary with the performance of the Company and that long-term incentives awarded to NEOs should be aligned with the interests of the Company’s stockholders. Specifically, the primary objectives of our compensation policies are as follows:

  •
  Creating long-term incentives for management to increase stockholder value;

  •
  Motivating the Company’s NEOs to achieve the Company’s short-term and long-term goals;

  •
  Providing Company and individual objectives that promote innovation to achieve the Company’s objectives;

  •
  Rewarding results;

  •
  Compensating for prudently managing risk;

  •
  Creating a team-oriented workplace that values diversity and open communications in order to attract and retain best-in-class employees; and

  •
  Retaining NEOs whose expertise and experience are critical to the Company’s long-term success and competitiveness.

        This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our Board of Directors or the Compensation Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this Proxy Statement in accordance with the Securities and Exchange Commission’s compensation disclosure rules. To the extent there is any significant vote against our named executive officer compensation as disclosed in this Proxy Statement, the Board of Directors and the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

        The affirmative vote of a majority of the votes cast on the matter at the annual meeting will be required to adopt the resolution contained in this Proposal Number Three. We ask our stockholders to vote on the following resolution at the Annual Meeting:

    “RESOLVED, that the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED by the stockholders of the Company.”

        The Board of Directors unanimously recommends a vote under Proposal Number Three FOR adoption of this resolution approving the compensation of our named executive officers, as disclosed in this Proxy Statement.

 ANNUAL REPORT ON FORM 10-K AND FINANCIAL STATEMENTS AND
COMMITTEE AND CORPORATE GOVERNANCE MATERIALS OF THE COMPANY

        Copies of the Company’s Annual Report filed with the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2011, including the Company’s consolidated financial statements and schedules, will be mailed to interested stockholders, without charge, upon written request. Exhibits to the Form 10-K will be provided upon written request and payment to the Company for the cost of preparing and distributing those materials. Written requests should be sent to Alexandria Real Estate Equities, Inc., 385 East Colorado Boulevard, Suite 299, Pasadena, California 91101, Attention: Investor Relations. The current charters of the Board of Director’s Audit, Compensation and Nominating & Governance Committees, along with the Company’s Corporate Governance Guidelines and Business Integrity Policy and Procedures for Reporting Non-Compliance (“Business Integrity Policy”), are available on the Company’s website at www.are.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY
OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON
MONDAY, MAY 21, 2012

        The Notice of Annual Meeting of Stockholders and the Proxy Statement, the Form of Proxy Card, the Company’s 2011 Annual Report to Stockholders, and directions on how to attend the annual meeting and vote in person are available at www.are.com/proxy.

 CORPORATE GOVERNANCE GUIDELINES AND CODE OF ETHICS

        The Company’s Corporate Governance Guidelines, which include guidelines for determining director independence, director responsibilities, director access to management and independent advisors, and director and executive officer stock ownership guidelines, are posted on the Company’s website at www.are.com. As described above under “Board of Directors and Executive Officers—Director Independence,” the Board of Directors has determined that the following six directors satisfy the New York Stock Exchange listing standards’ independence requirements: Messrs. Jennings, Atkins, Klein, and Simonetti, and Drs. Freire and Walton.

        The Company has adopted a Business Integrity Policy that applies to all directors, officers, and employees and that is intended, among other things, to comply with Section 406 of the Sarbanes-Oxley Act of 2002 and related Securities and Exchange Commission rules and New York Stock Exchange listing standards requiring a code of ethics for a company’s directors, officers and employees. A copy of the Company’s Business Integrity Policy is posted on the Company’s website at www.are.com. The Company intends to report any amendments to, or waivers from, the policy that applies to its Chief Executive Officer and Chief Financial Officer by posting such information on its corporate website in accordance with applicable rules of the Securities and Exchange Commission and listing standards of the New York Stock Exchange.

STOCKHOLDER PROPOSALS FOR THE COMPANY’S 2013 ANNUAL MEETING

        Stockholder proposals that are intended to be presented at the Company’s 2013 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by the Secretary of the Company, in writing, no later than December 28, 2012, in order to be considered for inclusion in the Company’s proxy materials for that annual meeting. Stockholder proposals and stockholder nominations for election to the Board of Directors must comply with the current advance notice and other requirements set forth in the Company’s Bylaws to be eligible to be presented at an annual meeting. These requirements currently include, in part, the requirement that any such proposal or nomination must, with certain exceptions if the date of the annual meeting is advanced or delayed more than 30 days from that of the first anniversary of this year’s annual meeting, be submitted to the Secretary of the Company at least 120 and not more than 150 days prior to the first anniversary of the date of this year’s Proxy Statement (or between November 28, 2012, and 5:00 p.m., Pacific Time on December 28, 2012, based the date of this year’s Proxy Statement of April 27, 2012).

COMMUNICATING WITH THE BOARD

        The Board of Directors has designated Richard B. Jennings, the Lead Director of the Board of Directors, as the contact person for communications between the Company’s stockholders and other interested parties, on the one hand, and the Board of Directors or the independent directors as a group, on the other hand. Stockholders and other parties interested in communicating with the Board of Directors or with the independent directors of the Company may do so by writing to Richard B. Jennings, Alexandria Real Estate Equities, Inc., 385 East Colorado Boulevard, Suite 299, Pasadena, California 91101.

OTHER INFORMATION

        Proxy authorizations submitted via telephone or the Internet must be received by 11:59 p.m. (Eastern Time) on May 20, 2012. To authorize a proxy via telephone or the Internet, please read the instructions on the enclosed proxy card. Costs associated with electronic access, such as from access providers or telephone companies, will be borne by the stockholder.

OTHER MATTERS

        The Board of Directors does not know of any other matter that will be brought before the annual meeting. However, if any other matter properly comes before the annual meeting, or any adjournments or postponements thereof, which may properly be acted upon, the proxies solicited hereby will be voted on such matter in accordance with the discretion of the proxy holders named in the proxy cards.

By Order of the Board of Directors

Jennifer J. Pappas Secretary

Pasadena, California
April 27, 2012

ANNUAL MEETING OF STOCKHOLDERS OF ALEXANDRIA REAL ESTATE EQUITIES, INC. May 21, 2012 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MONDAY, MAY 21, 2012. The Notice of Annual Meeting of Stockholders and the Proxy Statement, the Form of Proxy Card, the Company’s 2011 Annual Report to Stockholders, and directions on how to attend the annual meeting and vote in person are available at www.are.com/proxy. Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Directors: Joel S. Marcus Richard B. Jennings John L. Atkins, III Maria C. Freire Richard H. Klein James H. Richardson Martin A. Simonetti 2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2012. 3. To cast a non-binding, advisory vote on a resolution to approve the compensation of the Company’s named executive officers. 4. To vote and otherwise represent the undersigned on any other matter that may properly come before the Annual Meeting or any postponement(s) or adjournment(s) thereof in the discretion of the Proxy holder. IF THIS PROXY IS PROPERLY EXECUTED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE WITH THE INSTRUCTIONS MADE BY THE UNDERSIGNED AND, IF NO INSTRUCTION IS MADE BY THE UNDERSIGNED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” ALL NOMINEES FOR DIRECTOR AND “FOR” PROPOSALS 2 AND 3. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER(S) ON ANY OTHER MATTER THAT PROPERLY COMES BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF. THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” EACH NOMINEE FOR DIRECTOR AND “FOR” PROPOSALS 2 AND 3. FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE Please detach along perforated line and mail in the envelope provided. 20730300000000001000 8 052112 CHECK HERE IF YOU PLAN TO ATTEND THE MEETING IN PERSON FOR AGAINST ABSTAIN

0 14475 ALEXANDRIA REAL ESTATE EQUITIES, INC. Proxy For Annual Meeting of Stockholders This Proxy is Solicited on Behalf of the Board of Directors The stockholder of Alexandria Real Estate Equities, Inc., a Maryland corporation (the “Company”), executing the reverse side of this proxy (the “Stockholder”) hereby appoints Joel S. Marcus and Richard B. Jennings, and each of them, as proxies for the Stockholder, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held on Monday, May 21, 2012, at 11:00 a.m. Pacific Daylight Time, at The Langham Huntington Hotel, 1401 South Oak Knoll Avenue, Pasadena, California 91106, and any postponement(s) or adjournment(s) thereof, to cast on behalf of the Stockholder all votes that the Stockholder is entitled to cast at such meeting and otherwise to represent the Stockholder at the meeting, with the same effect as if the Stockholder were present in person. The Stockholder hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement, which are incorporated herein by reference, and revokes any proxy previously given with respect to such meeting. (Continued and to be signed on reverse side)

Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Directors: Joel S. Marcus Richard B. Jennings John L. Atkins, III Maria C. Freire Richard H. Klein James H. Richardson Martin A. Simonetti 2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2012. 3. To cast a non-binding, advisory vote on a resolution to approve the compensation of the Company’s named executive officers. 4. To vote and otherwise represent the undersigned on any other matter that may properly come before the Annual Meeting or any postponement(s) or adjournment(s) thereof in the discretion of the Proxy holder. IF THIS PROXY IS PROPERLY EXECUTED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE WITH THE INSTRUCTIONS MADE BY THE UNDERSIGNED AND, IF NO INSTRUCTION IS MADE BY THE UNDERSIGNED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” ALL NOMINEES FOR DIRECTOR AND “FOR” PROPOSALS 2 AND 3. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER(S) ON ANY OTHER MATTER THAT PROPERLY COMES BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF. THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” EACH NOMINEE FOR DIRECTOR AND “FOR” PROPOSALS 2 AND 3. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: ANNUAL MEETING OF STOCKHOLDERS OF ALEXANDRIA REAL ESTATE EQUITIES, INC. May 21, 2012 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 20730300000000001000 8 052112 COMPANY NUMBER ACCOUNT NUMBER CHECK HERE IF YOU PLAN TO ATTEND THE MEETING IN PERSON IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MONDAY, MAY 21, 2012. The Notice of Annual Meeting of Stockholders and the Proxy Statement, the Form of Proxy Card, the Company’s 2011 Annual Report to Stockholders, and directions on how to attend the annual meeting and vote in person, are available at www.are.com/proxy.